UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REMEDYTEMP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
RemedyTemp, Inc. Class A common stock, $0.01 par value RemedyTemp, Inc. Class B common stock, $0.01 par value
	(2)	Aggregate number of securities to which transaction applies:
Class A common stock: 9,007,796 Class B common stock: 798,188 Options to purchase Class A common stock: 549,658
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of

(1)   9,007,796 shares of Class A common stock and 798,188 shares of Class B common stock multiplied by $17.00 per share, and

(2)   options to purchase 549,658 shares of Class A common stock with exercise prices less than $17.00, multiplied by the difference between $17.00 and the weighted average exercise price per share of approximately $12.89). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 5 for fiscal year 2006 issued by the Securities and Exchange Commission on November 23, 2005, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $168,963,181

	(5)	Total fee paid: $18,080

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

REMEDYTEMP, INC.

101 Enterprise
Aliso Viejo, California 92656

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

June 2, 2006

Dear Fellow Shareholder:

The board of directors of RemedyTemp, Inc. (“RemedyTemp” or the “Company”) has unanimously approved a merger agreement providing for the acquisition of the Company by Koosharem Corporation, the holding company of Select Personnel Services. If the merger is completed, you will be entitled to receive $17.00 in cash, without interest, for each share of the Company’s Class A or Class B common stock you own.

You will be asked, at a special meeting of the Company’s shareholders, to approve the principal terms of the merger agreement, including the merger, among other matters. The board of directors of RemedyTemp has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s shareholders. The board of directors unanimously recommends that the Company’s shareholders vote “FOR” the approval of the principal terms of the merger agreement, including the merger.

The special meeting to consider and vote upon the approval of the principal terms of the merger agreement will be held on June 29, 2006, beginning at 9:00 a.m., local time, at 101 Enterprise, Aliso Viejo, California.

The enclosed proxy statement provides information about the merger agreement, the merger and the related transactions, and the special meeting. We urge you to read the entire proxy statement carefully, including the appendices and materials incorporated by reference, as it sets forth the details of the merger agreement and other important information related to the merger, including the factors considered by our board of directors. You may also obtain additional information from documents filed by RemedyTemp with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the principal terms of the merger agreement are approved by the affirmative vote of the holders of a majority of the outstanding shares of RemedyTemp common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the principal terms of the merger agreement and the merger. Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and continued support.

Sincerely,

Greg D. Palmer	Paul W. Mikos
President and Chief Executive Officer	Chairman of the Board

This proxy statement is dated June 2, 2006 and is first being mailed to shareholders of RemedyTemp on or about June 5, 2006.

REMEDYTEMP, INC.
101 Enterprise
Aliso Viejo, CA 92656

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 29, 2006

To the Shareholders of
REMEDYTEMP, INC.

A special meeting of shareholders of RemedyTemp, Inc., a California corporation (the “Company”), will be held at the Company’s corporate headquarters located at 101 Enterprise, Aliso Viejo, California, on June 29, 2006, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)         To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of May 10, 2006, among the Company, Koosharem Corporation (“Parent”) and RT Acquisition Corp. (“Merger Sub”), as it may be amended from time to time, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

(2)         To consider and vote upon a proposal to approve, if necessary, the adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval of the principal terms of the merger agreement, including the merger; and

(3)         To consider such other business properly brought before the special meeting or any adjournments or postponements of the special meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The board of directors of the Company has fixed the close of business on May 26, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

By order of the board of directors,

Monty A. Houdeshell
Senior Vice President,
Chief Administrative Officer
and Corporate Secretary
Aliso Viejo, California
June 2, 2006

i

TABLE OF CONTENTS (Continued)

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides brief answers to some of the questions that may be raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:	What is the proposed transaction?
A:

The proposed transaction is the acquisition of the Company by Parent, which is the holding company of Select Personnel Services, pursuant to the Agreement and Plan of Merger, dated as of May 10, 2006, among RemedyTemp, Merger Sub and Parent. Once the principal terms of the merger agreement have been approved by the Company’s shareholders at the special meeting and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into RemedyTemp, with RemedyTemp surviving as the wholly owned subsidiary of Parent.

Q:	What will I be entitled to receive pursuant to the merger?
A:

Upon completion of the merger, holders of our Class A and Class B common stock, other than any holders who choose to exercise and perfect their dissenters’ rights under California law, will be entitled to receive $17.00 in cash, without interest and less any required withholding taxes, for each share of our common stock held by them. In addition, each outstanding option to purchase RemedyTemp common stock will be canceled in exchange for (1) the excess of $17.00 (without interest and less any required withholding taxes) over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option.

Q:	What other proposals are being voted on at the special meeting?
A:

In addition to the proposal to approve the principal terms of the merger agreement, shareholders will vote at the special meeting on a proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the principal terms of the merger agreement.

Q:	What vote of shareholders is required to approve the proposals?
A:

The merger agreement must be adopted by the affirmative vote of holders of a majority of the shares of RemedyTemp Class A and Class B common stock entitled to vote as of the record date, voting as a single class. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of Class A common stock represented and voting at the special meeting. Three of RemedyTemp’s directors, who collectively own in excess of 24% of RemedyTemp’s shares entitled to vote on the approval of the principal terms of the merger agreement, have entered into voting agreements agreeing to vote in favor of the transaction.

Q:	How does the Company’s board of directors recommend that I vote?
A:

Our board of directors recommends that you vote “FOR” the proposal to approve the principal terms of the merger agreement, including the merger, and “FOR” the proposal to adjourn the meeting, if necessary. Before voting, you should read “The Merger—Recommendation of the Company’s Board of Directors and Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the principal terms of the merger agreement, including the merger.

Q:	Who may vote at the special meeting?
A:	If you were a holder of the Company’s Class A or Class B common stock at the close of business on May 26, 2006, the record date, you may vote at the special meeting.
Q:	How many shares are entitled to vote at the special meeting?
A:

Each share of our Class A and Class B common stock on the record date is entitled to one vote on the proposal to approve the principal terms of the merger agreement. Each share of our Class A common stock is entitled to one vote on the proposal to adjourn the meeting, if necessary. On the record date, there were 9,007,796 shares of our Class A common stock and 798,188 shares of our Class B common stock outstanding. Three of RemedyTemp’s directors, who collectively own in excess of 24% of RemedyTemp’s shares entitled to vote on the approval of the principal terms of the merger agreement, have entered into voting agreements to support the transaction.

Q:	What does it mean if I get more than one proxy card?
A:

If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote?
A:

In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. Our board of directors requests your proxy, even if you plan to attend the special meeting, so your shares will be counted toward a quorum and be voted at the meeting even if you later decide not to attend.

Q:	How can I vote in person at the special meeting?
A:

If you hold shares in your name as the shareholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:	How can I vote without attending the special meeting?
A:

If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. In that event, you may complete, sign, date and return your proxy card in the postage-paid envelope provided. If your shares are held in street name, please follow the instructions on your proxy card to instruct your broker or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	How can I revoke my proxy?
A:	If you are a registered owner, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:
• sending a written notice to revoke your proxy to the Corporate Secretary of the Company, which must be received by the Company before the special meeting commences;

• transmitting a proxy by mail at a later date than your prior proxy, which must be received by the Company before the special meeting commences; or

•  attending the special meeting and voting in person or by proxy (except for shares held in the employee benefit plans). Please note that attendance at the special meeting will not by itself constitute revocation of a proxy.

If you hold your shares in street name, you should contact your broker, bank or other nominee if you wish to revoke your proxy.
Q:	What is a quorum?
A:

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our Class A and Class B common stock, counted as a single class, entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	How are votes counted?
A:

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the principal terms of the merger agreement. Abstentions will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. If you “ABSTAIN” with respect to the proposal to approve the principal terms of the merger agreement, it has the same effect as if you vote “AGAINST” the approval of that matter. However, abstentions will not have an effect on the outcome of the proposal to adjourn the meeting, if necessary.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote “AGAINST” the approval of the principal terms of the merger agreement, but will have no effect on the outcome of the adjournment proposal.

A properly executed proxy card received by the Corporate Secretary before the meeting, and not revoked, will be voted as directed by you. If you properly execute and deliver your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the principal terms of the merger agreement, including the merger, and “FOR” the proposal to adjourn the meeting, if necessary, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q:	Who will bear the cost of this solicitation?
A:

We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record. The Company has retained Georgeson Shareholder Communications Inc. to assist it in the solicitation of proxies for the special meeting and will pay Georgeson a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses.

Q:	When do you expect the merger to be completed?
A:

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of fiscal 2006. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:	Should I send in my stock certificates now?
A:

No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the exchange agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange your RemedyTemp stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in street name by your broker, you will receive instructions from your broker as to how to effect the surrender of your shares and receive cash for those shares. Do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?
A:	If you have more questions about the special meeting or the merger, you should contact:
Investor Relations Department RemedyTemp, Inc. 101 Enterprise Aliso Viejo, California 92656 Telephone: 949-425-7600 email: investor@remedystaff.com or if you have any questions about or need assistance in voting your shares, please contact our proxy solicitor:
Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers: (212) 440-9800 Shareholders: Toll Free 1 (866) 767-8988

SUMMARY

This summary provides a brief description of the material terms of the merger agreement, the merger and certain related agreements. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information incorporated by reference and the information in the appendices. Each item in this summary includes a page reference directing you to a more complete description of that item.

References in this proxy statement, unless the context requires otherwise, to “RemedyTemp,” the “Company,” “we,” “our,” “ours,” and “us” refer to RemedyTemp, Inc. and our consolidated subsidiaries. The term “Parent” refers to Koosharem Corporation. The term “Merger Sub” refers to RT Acquisition Corp.

•       Parties to the Merger.

•       RemedyTemp, with 230 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. The company operates under the brands Remedy®  Intelligent Staffing, Talent Magnet™ by Remedy and RemX® Specialty Staffing.

•       Koosharem Corporation is the holding company of Select Personnel Services. Founded in Santa Barbara in 1985, Select, with annual revenues in excess of $500 million, currently operates more than 50 offices nationwide. In addition to pre-qualified, motivated employees, Select boasts a team of experts in human resources, technology, risk management, and labor and employment law to meet employers’ needs. Select provides employment solutions to a wide variety of companies, including manufacturing, industrial, clerical, accounting, technical, and professional services.

•       RT Acquisition Corp. is a Delaware corporation formed on May 5, 2006 for the sole purpose of acquiring all of the fully diluted capital stock of RemedyTemp. See “The Parties to the Merger” on page 10.

•       The Merger.   You are being asked to approve the principal terms of a merger agreement providing for the acquisition of RemedyTemp by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into RemedyTemp, which we refer to as the merger. RemedyTemp will be the surviving corporation in the merger and a wholly owned subsidiary of Parent. See “The Merger Agreement—Structure of the Merger” on page 37.

•       Board Recommendation.   The Company’s board of directors unanimously recommends that RemedyTemp’s shareholders vote “FOR” the approval of the principal terms of the merger agreement, including the merger. See “The Merger—Recommendation of the Company’s Board of Directors and Reasons for the Merger” beginning on page 17.

•       Merger Consideration.   If the merger is completed, you will be entitled to receive $17.00 in cash, without interest, for each share of our Class A and Class B common stock that you own. See “The Merger Agreement—Consideration to be Received in the Merger” on page 38.

•       Treatment of Outstanding Options.   Each option to acquire RemedyTemp common stock not exercised before the merger, whether or not then vested or exercisable, will be cancelled and converted into a right to receive an amount of cash equal to the amount by which $17.00 exceeds the exercise price per share of RemedyTemp common stock subject to the option multiplied by the total number of shares of stock subject to the option, which payment will be subject to applicable withholding taxes. See “The Merger Agreement—Consideration to be Received in the Merger—Stock Options” on page 38.

•       Treatment of Outstanding Restricted Stock.   At the effective time of the merger, all outstanding shares of RemedyTemp restricted stock will be converted into the right to receive an amount of cash equal to $17.00 per share, less applicable withholding taxes.

•       Procedure for Receiving Merger Consideration.   As soon as reasonably practicable after the effective time of the merger, an exchange agent appointed by Parent will mail a letter of transmittal and instructions to all RemedyTemp shareholders. The letter of transmittal and instructions will tell you how to surrender your RemedyTemp common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. See “The Merger Agreement—Payment Procedures” beginning on page 38.

•       Conditions to Closing.   Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law), including receipt of Company shareholder approval and regulatory (including antitrust) approvals, and the absence of any law prohibiting the transaction. The obligation of Parent and Merger Sub to effect the merger is additionally subject to:

•       the Company’s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company);

•       the Company’s and its subsidiaries’ performance of its obligations under the merger agreement;

•       the absence of any suits, actions or proceedings that would reasonably be expected to prohibit the merger; and

•       Parent and Merger Sub having received the proceeds of the financing on the terms and conditions contemplated by a commitment letter by and among Parent, Goldman Sachs Credit Partners, L.P. and Bank of the West relating to the merger or Parent and Merger Sub otherwise having received proceeds of other financing on such terms and conditions as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent.

The Company’s obligation to effect the merger is additionally conditioned on:

•       the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement); and

•       the performance by Parent and the Merger Sub of their obligations under the merger agreement.

See “The Merger Agreement—Conditions to the Merger” beginning on page 49.

•       Termination of the Merger Agreement.   RemedyTemp, Parent and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of RemedyTemp have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•       By mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company;

•       By either Parent and Merger Sub or the Company if the merger is not consummated before the six month anniversary of the date of the merger agreement, although this right will not be available to a party whose failure to perform its obligations under the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated by the six month anniversary;

•       By either Parent and Merger Sub or the Company if a court or other governmental entity has issued a final order or statute prohibiting the merger;

•       By either Parent and Merger Sub or the Company if the Company does not obtain the requisite shareholder approval at the special meeting of shareholders;

•       By Parent and Merger Sub before approval of the principal terms of the merger agreement, including the merger, by the Company’s shareholders if the Company’s board of directors withdraws or modifies its approval or recommendation of the principal terms of the merger agreement, including the merger, or has approved or recommended a competing acquisition proposal to the Company’s shareholders;

•       By either Parent and Merger Sub or the Company if the other party has breached its representations or warranties or agreements, which breach would result in the failure of a condition to the terminating party’s obligation to close, and the breach is not curable by the six month anniversary of the date of the merger agreement; or

•       By the Company before approval of the principal terms of the merger agreement, including the merger, by the Company’s shareholders if the Company’s board of directors determines to pursue a superior proposal from a third party, after the Company has provided Parent two business days to revise the terms of the merger agreement and negotiate in good faith with the Company with respect thereto, and simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the superior proposal, and the Company pays the termination fee within the requisite time period.

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 50.

•       Termination Fees and Expenses.

•       Company Termination Fee.   The Company will be required to pay Parent a fee of $5.6 million if the merger agreement is terminated:

(1)          by the Company because the merger has not been consummated by the six month anniversary of the date of the merger agreement and the Company has not held the shareholders’ meeting;

(2)          by the Company in order to enter into another acquisition agreement with a third party which the Company’s board of directors believes constitutes a “superior proposal” from a third party;

(3)          by Parent and Merger Sub due to the Company’s board of directors withdrawing or modifying its approval or recommendation of the merger or the merger agreement, or due to the board of directors approving or recommending a competing acquisition proposal; or

(4)          by any party due to the failure to obtain shareholder approval if at the time of such termination a competing acquisition proposal has been publicly made and not withdrawn, and within 12 months after such termination the Company enters into a definitive agreement with respect to a competing transaction (which is subsequently consummated) or an acquisition of the Company is completed.

See “The Merger Agreement—Termination Fees and Expenses” beginning on page 51.

•       Regulatory Approvals.   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On May 17-18, 2006, the Company and Parent made the required filings with the Antitrust Division and the Federal Trade Commission. Except as noted above with respect to the required filings under the HSR Act and the filing of a merger agreement in California at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. See “The Merger—Federal Regulatory Matters” beginning on page 34.

•       Financing.   As a condition to the closing of the merger, Parent anticipates financing a portion of the merger consideration with debt. Parent has received a commitment letter from Goldman Sachs Credit Partners, L.P. and Bank of the West, pursuant to which these entities have committed, subject to the terms and conditions set forth in the commitment letter, to provide senior secured term loan facilities and a senior secured revolving credit facility in an aggregate amount sufficient when combined with certain cash on hand at RemedyTemp to finance (or provide the funds for the Surviving Corporation to finance) the merger, to repay or refinance the Parent’s existing credit facilities, to replace existing letters of credit of RemedyTemp, and to pay fees and expenses incurred in connection with the merger on the closing date. The financing is subject to the consummation of the merger and the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “The Merger—Financing of the Merger” beginning on page 32.

•       Opinion of Robert W. Baird & Co. Incorporated.   In connection with the merger, the Company retained Robert W. Baird & Co. Incorporated, which we refer to as Baird, as its financial advisor. In deciding to approve the merger agreement, the Company’s board of directors considered the oral opinion of Baird provided to the Company’s board of directors on May 10, 2006, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of the Company’s common stock in the merger (other than Select Personnel Services and its affiliates) was fair, from a financial point of view, to such holders (other than Select Personnel Services and its affiliates). The full text of the written opinion of Baird, dated May 10, 2006, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. See “The Merger—Opinion of Robert W. Baird & Co. Incorporated” beginning on page 19.

•       Record Date and Voting.   You are entitled to vote at the special meeting if you owned shares of RemedyTemp Class A or Class B common stock at the close of business on May 26, 2006, the record date for the special meeting. Each outstanding share of our Class A and Class B common stock on the record date entitles the holder to one vote on the proposal to approve the principal terms of the merger agreement. As of the record date, there were 9,007,796 shares of our Class A common stock and 798,188 shares of our Class B common stock of RemedyTemp entitled to be voted. See “The Special Meeting—Record Date and Quorum” on page 12.

•       Shareholder Vote Required to Approve the Principal Terms of the Merger Agreement.   For us to complete the merger, shareholders holding at least a majority of the combined shares of our Class A and Class B common stock outstanding at the close of business on the record date must vote “FOR” the approval of the principal terms of the merger agreement, including the merger. Three of RemedyTemp’s directors, who collectively own in excess of 24% of RemedyTemp’s shares entitled to vote on the approval of the principal terms of the merger agreement, have entered into voting agreements to support the transaction. See “The Special Meeting—Vote Required” beginning on page 12 and “The Voting Agreements” beginning on page 53.

•       Share Ownership of Directors and Executive Officers.   As of May 26, 2006, the record date, the directors and executive officers of RemedyTemp held and are entitled to vote, in the aggregate, 2,571,174 shares of our common stock, representing approximately 26.2 percent of the outstanding shares of our common stock (or 2,873,046 shares, representing approximately 29.3 percent of the outstanding shares, including shares underlying options exercisable within 60 days of the record date). Three of RemedyTemp’s directors, who collectively own in excess of 24% of RemedyTemp’s shares entitled to vote on the approval of the principal terms of the merger agreement, have entered into voting agreements to support the transaction. Like all our other shareholders, our directors and executive officers will be entitled to receive $17.00 per share in cash for each of their shares of RemedyTemp common stock, and all of their outstanding stock options will be cashed out as described above, whether or not then vested and exercisable. See “The Special Meeting—Vote Required” beginning on page 12 and “—Interests of Certain Persons in the Merger” beginning on page 25.

•       Tax Consequences.   The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of dissenters’ rights) in exchange for your shares of RemedyTemp common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of RemedyTemp common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28 percent) with respect to the amount of cash received pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 35.

•       Dissenters’ Rights.   Under the General Corporation Law of the State of California, holders of our common stock who do not vote in favor of approving the principal terms of the merger agreement will be entitled to statutory dissenters’ rights if timely demands for payment are filed with respect to five percent or more of the outstanding shares of Company common stock, and only if these demands comply with all requirements of California law, which are summarized in this proxy statement. Such demands must be received not later than the date of the special meeting to approve the principal terms of the merger agreement, including the merger. Shareholders who validly exercise statutory dissenters’ rights to receive the fair market value of their shares in cash pursuant to applicable provisions of California corporate law will not have the right to receive that portion of consideration otherwise payable with respect to such shares after the effective time, but will instead be entitled to such statutory dissenters’ rights. A shareholder who does not timely perfect his, her or its dissenters’ rights will be deemed to have had his, her or its shares converted into the right to receive that portion of the consideration otherwise payable with respect to such shares after the effective time. Any holder of our common stock intending to exercise their dissenters’ rights must submit a written demand to have  us purchase the dissenting shares for cash at their fair market value, which must be received by us not later than the date of the special meeting to approve the principal terms of the merger agreement, including the merger, must not vote or otherwise submit a proxy in favor of approval of the principal terms of the merger agreement, and must continue to hold the shares of record through the effective time of the merger. Voting against the merger does not constitute a demand. A shareholder’s failure to follow exactly the procedures specified under California law will result in the loss of that shareholder’s dissenters’ rights. See “Dissenters’ Rights” beginning on page 55 and Annex D—Chapter 13 of the General Corporation Law of the State of California.

•       Market Price of RemedyTemp Common Stock.   Our common stock is listed on the NASDAQ National Market under the trading symbol “REMX.” On May 10, 2006, which was the last trading day before the announcement of the execution of the merger agreement, the Company’s common stock closed at $12.20 per share. On May 31, 2006, the Company’s common stock closed at $16.51 per share.

THE PARTIES TO THE MERGER

RemedyTemp, Inc.
101 Enterprise
Aliso Viejo, California 92656
(949) 425-7600

RemedyTemp, Inc., a California corporation, with 230 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. The company operates under the brands Remedy®  Intelligent Staffing, Talent Magnet™ by Remedy and RemX® Specialty Staffing. RemedyTemp’s Class A common stock is listed on the NASDAQ National Market. If the principal terms of the merger agreement are approved by the RemedyTemp shareholders at the special meeting and the merger is completed as contemplated, RemedyTemp will continue its operations following the merger as a private company and a wholly owned subsidiary of Koosharem Corporation.

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
(805) 882-2202

Koosharem Corporation is the holding company of Select Personnel Services. Founded in Santa Barbara in 1985, Select, with annual revenues in excess of $500 million, currently operates more than 50 offices nationwide. In addition to pre-qualified, motivated employees, Select boasts a team of experts in human resources, technology, risk management, and labor and employment law to meet employers’ needs. Select provides employment solutions to a wide variety of companies, including manufacturing, industrial, clerical, accounting, technical, and professional services.

RT Acquisition Corp.
3820 State Street
Santa Barbara, California 93105
(805) 882-2202

RT Acquisition Corp., a Delaware corporation, was formed on May 5, 2006 for the sole purpose of completing the merger with RemedyTemp and obtaining the related financing. RT Acquisition Corp. is a wholly owned subsidiary of Koosharem Corporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the ability of RemedyTemp to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “will,” “estimates,” “plans,” “expects,” “intends,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are based on the current expectations, assumptions, estimates and projections about the Company and the industries in which the Company operates. These forward-looking statements involve known and unknown risks that may cause RemedyTemp’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this discussion, the inclusion of such information should not be regarded as a representation by the Company or any other person that RemedyTemp’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by the Company, including our periodic filings on Forms 10-K, 10-Q and 8-K and the following:

•       risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

•       the inability of Parent and Merger Sub to obtain the financing necessary to complete the merger;

•       the failure of RemedyTemp to obtain required shareholder approval;

•       the inability of the parties to secure required governmental or third party consents to and authorizations for the merger;

•       the occurrence of events that would have a material adverse effect on the Company as described in the merger agreement; and

•       the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to RemedyTemp’s shareholders as part of the solicitation of proxies by RemedyTemp’s board of directors for use at the special meeting be held at 101 Enterprise, Aliso Viejo, California, on June 29, 2006, at 9:00 a.m., local time. The purpose of the special meeting is to consider and vote upon proposals to approve the principal terms of the merger agreement, which will constitute approval of the merger and the other transactions contemplated by the merger agreement, and to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the principal terms of the merger agreement. Our shareholders must approve the principal terms of the merger agreement for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein.

Our board of directors has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of RemedyTemp and its shareholders, and has approved the merger agreement and the merger. Our board of directors unanimously recommends that our shareholders vote “FOR” approval of the principal terms of the merger agreement, including the merger.

Record Date and Quorum

The holders of record of our Class A and Class B common stock as of the close of business on May 26, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 9,007,796 shares of our Class A common stock and 798,188 shares of our Class B common stock outstanding.

The holders of a majority of the outstanding shares of our Class A and Class B common stock, counted as a single class, on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If a quorum is not present, the special meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained.

Vote Required

Approval of the principal terms of the merger agreement, including the merger, requires the affirmative vote of the holders of a majority of our Class A and Class B common stock entitled to vote as of the record date, voting as a single class. Each outstanding share of our Class A and Class B common stock on the record date entitles the holder to one vote on this proposal.

Approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented and voting at the special meeting. Each outstanding share of our Class A common stock on the record date entitles the holder to one vote on this proposal. Our Class B common stock is not entitled to vote on the adjournment proposal.

As of the record date, the directors and executive officers of the Company owned, in the aggregate, 1,809,626 shares of the Class A common stock and 761,548 shares of the Class B common stock. These shares represent approximately 26.2 percent of the combined RemedyTemp Class A and Class B common stock entitled to vote on the approval of the principal terms of the merger agreement. The Company expects that all of these shares will be voted in favor of the proposal to approve the principal terms of the merger agreement.

Three of RemedyTemp’s directors—Greg D. Palmer, chief executive officer; Paul W. Mikos, chairman; and Robert E. McDonough, Sr., founder and vice chairman—have entered into voting agreements to support the transaction. The three directors collectively own in excess of 24% of RemedyTemp’s shares entitled to vote on the approval of the principal terms of the merger agreement.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the approval of the principal terms of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary.

If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Brokers who hold shares in street name for customers may not be permitted to exercise their voting discretion with respect to the approval of the proposals before the special meeting and in such instance, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval of the principal terms of the merger agreement. Such shares will constitute “broker non-votes.”  Shares of common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” approval of the principal terms of the merger agreement. However, abstentions and broker non-votes will have no effect on the outcome of the proposal to adjourn the meeting, if necessary.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

RemedyTemp does not expect that any matter other than the approval of the principal terms of the merger agreement and, if applicable, the adjournment proposal will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of RemedyTemp may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Georgeson Shareholder Communications Inc. to assist it in the solicitation of proxies for the special meeting and will pay Georgeson a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

In early 2005, D. Stephen Sorensen, President and Chief Executive Officer of Parent, approached and subsequently met informally with Greg Palmer, President and Chief Executive Officer of the Company, to discuss their respective businesses and advantages that might accrue from a combination of the companies.

Also in early 2005, Baird, which had previously been engaged by the Company in connection with a financing transaction, approached the Company’s management regarding a potential strategic business combination or partnership with another company in RemedyTemp’s industry. The Company and the other party entered into a mutual non-disclosure agreement to share confidential information in August 2005, and extensive discussions took place between the parties over the course of the next several months.

On September 19, 2005, Mr. Sorensen contacted Mr. Palmer in order to arrange for another meeting to discuss the possibility of a strategic combination. In a subsequent telephone conversation on September 21, 2005, Mr. Sorensen indicated to Mr. Palmer that he believed the Company’s stock at that time should be valued in the range of $12 to $13 per share rather than the $7 to $10 range the stock was then trading in. The parties agreed to meet on October 11, 2005.

On October 11, 2005, members of the Company’s and Parent’s management, and representatives from Baird and Parent’s financial advisor, Goldman Sachs & Co., met, and Parent delivered a proposal to acquire all of the outstanding stock of the Company for between $13.20 and $14.30 per share in cash.

On October 25, 2005, the board of directors of the Company (the “Board”) held a regular meeting, at which all of the Board members were present and representatives of Company management and Baird also participated. In light of Parent’s proposal and the ongoing discussions with the other potential business partner, Baird made a presentation to the Board concerning strategic alternatives, including acquisition and capital-raising strategies, and purchase of or sale to a strategic partner, and evaluated the relative attractiveness of each alternative compared to the prospects of the business as a stand-alone entity. Baird then presented an analysis of the acquisition proposal from Select, and informed the Board concerning the status of discussions with the other potential strategic business partner. The Board directed management and Baird to (i) request that Parent increase its offer and provide support for financing sufficient to consummate the proposed transaction and (ii) continue to hold conversations with the other potential strategic business partner.

On November 1, 2005, Baird distributed a draft confidentiality agreement to Parent, and extended negotiations on the agreement took place over the next two months.

On December 14, 2005, Baird sent a letter to Parent requesting specific information relating to the financing for the proposed transaction.

On December 22, 2005, the Board held a special telephonic meeting, at which all of the Board members, except Robert E. McDonough, Sr., were present and representatives of Company management also participated. Company management informed the Board concerning the status of strategic discussions with both Parent and the other potential strategic business partner. The Board authorized the Executive Committee of the Board, consisting of Robert A. Elliott, Mary George and Michael Hagan, to oversee and aid Company management in its consideration and negotiation of the potential transactions. The Board instructed the Executive Committee to report periodically to the full Board on these matters.

On December 28, 2005, the Company received a letter from Parent addressed to the Board confirming the receipt from Parent’s lenders of indications of interest to provide financing for a proposed transaction, and providing contact information for the lenders. During the next two weeks Baird contacted the lenders to discuss possible financing for the proposed transaction.

On January 12, 2006, the Executive Committee held a telephonic meeting, at which all members of the Committee were present and representatives of Company management and Baird also participated. Baird presented its assessment of Parent’s ability to finance a proposed transaction based on the information available to that point. Company management also presented to the Board the proposed terms of a formal engagement of Baird, including a form of engagement letter, to act as exclusive financial advisor to the Company with respect to the possible transaction with Parent or the other potential strategic business partner.

On January 17, 2006, the Board held a special telephonic meeting, at which all of the Board members were present and representatives of Company management and O’Melveny & Myers LLP, the Company’s outside legal counsel, also participated. The Executive Committee reported to the full Board on its January 12 meeting, and Company management updated the Board on the status of the strategic discussions. The Board approved the engagement of Baird on the terms set forth in the engagement letter, and authorized Baird and Company management to proceed with strategic discussions under the oversight of the Executive Committee. At this time, Baird began to contact various other potential strategic business partners in the Company’s industry on a confidential basis to determine the level of interest among these parties for a possible transaction with the Company.

On January 19, 2006, the Company entered into the confidentiality agreement with Parent and the engagement letter with Baird. Subsequently, RemedyTemp provided certain confidential information to Parent about the Company. In addition, on February 8, 2006, representatives of Parent met with Company management and Baird to conduct additional business and financial diligence on the Company.

On February 28, 2006, following further discussions among the Company and Parent and their respective financial advisors, Parent sent a letter to the Board offering to purchase all of the outstanding stock of the Company for $14.30 per share. In addition, Parent provided to the Board letters from several financial institutions indicating their continued interest, based on various assumptions and subject to certain limitations, to provide financing for the proposed transaction.

On March 1, 2006, the Board held a regular meeting, at which all of the Board members were present and representatives of Company management, Baird and O’Melveny & Myers also participated. Baird made a presentation to the Board concerning potential share price appreciation for the Company’s stock if, among other assumptions, the Company achieved certain financial targets, accomplished certain performance initiatives and released the $25 million of restricted cash it was then holding. Baird also commented on the February 28, 2006 letter from Parent and the financing letters. In addition, Baird updated the Board on its discussions with various potential strategic business partners. The Board instructed Baird to reject Parent’s offer. In response, on March 6, 2006, Parent resubmitted the offer of $14.30 per share with supporting analysis to justify its valuation. Baird subsequently communicated to Parent the Board’s instruction that the offer for $14.30 per share was insufficient.

Over the course of the next week, Baird, Parent and Goldman Sachs & Co. continued to discuss valuation, including a revised forecast indicating improved Company financial performance. On March 8, 2006, Parent delivered a revised proposal to acquire all of the Company’s outstanding shares which, based on information available to the Company, the Company and its advisors concluded implied a per share consideration of approximately $16.33 in cash.

On March 13, 2006, the Board held a special telephonic meeting, at which all of the Board members were present and representatives of Company management, Baird and O’Melveny & Myers also participated. Baird reviewed for the Board its recent discussions with Parent concerning Parent’s most recent offer. Baird also analyzed Parent’s ability to finance the transaction and the premium represented by Parent’s offer relative to other recent public transactions. Baird also informed the Board concerning its confidential discussions with other potential strategic business partners or purchasers. The Board determined that the current offer was still insufficient, and directed Baird and Company management to formulate a proposed response to the offer that would set forth the Company’s rationale for a higher valuation. The meeting was adjourned and reconvened on March 15, 2006. At the reconvened meeting, Baird and Company management presented the proposed response to Parent rejecting the latest offer, and the Board authorized Baird to convey the response.

On March 24, 2006, after continued discussions between Baird and Company management on the one hand, and Parent and Goldman Sachs & Co. on the other, Parent delivered to the Board a further revised offer of $17.00 per share in cash. The offer letter indicated that the granting of exclusivity to Parent was a precondition to commencement of formal due diligence and negotiation of definitive documentation.

On March 28, 2006, the Board held a special meeting, at which all Board members were present (in person or by phone) and representatives of Company management, Baird and O’Melveny & Myers also participated. O’Melveny & Myers advised the Board members regarding their fiduciary duties under California law, and explained the proper process for conducting a market survey. Baird informed the Board of the results of its survey, which had involved detailed discussions with various entities that Baird and Company management had determined possessed the means and resources to complete an acquisition of the Company. Ultimately, none of the identified parties had evinced an interest at a valuation competitive with that represented by Parent’s offer, or at all. After lengthy discussion, the Board voted unanimously to authorize Baird and Company management to continue discussions with Parent concerning the latest offer, and to negotiate with Parent a period of exclusivity to conduct due diligence.

On April 10, 2006, the Company entered into an exclusivity agreement, expiring on May 5, 2006, with Parent.

On April 12, 2006, the Board held a special meeting, at which all Board members were present (in person or by phone) and representatives of Company management, Baird and O’Melveny & Myers also participated. Company management provided the Board with an update on discussions with Parent, and presented a financial and business review of the Company, discussing major business initiatives, cost-reduction measures, office closures and other matters. Baird presented an assessment of the Company’s prospects as stand-alone entity, reflecting the Company’s relative performance to its staffing peer group. The Board unanimously approved continuing discussions with Parent based on its most recent offer. Also on April 12, 2006, the Company opened to Parent and its lenders, auditors and legal advisors a physical data room at O’Melveny & Myers’ Newport Beach offices.

On April 17-18, 2006, meetings took place at O’Melveny & Myers’ Newport Beach offices among representatives of the Company’s and Parent’s management; Baird; Goldman Sachs & Co.; O’Melveny & Myers; Skadden, Arps, Slate, Meagher & Flom LLP, corporate legal advisors to Parent, and Stradling Yocca Carlson & Rauth, legal advisors to Parent with respect to the financing; representatives from the parties’ financial diligence providers; and Goldman Sachs Credit Partners, L.P., Bank of the West and ING Capital LLC as potential lenders, to discuss due diligence items and negotiate the terms of the merger agreement.

Between April 19, 2006 and May 5, 2006, the parties continued to negotiate the terms of the merger agreement and of the commitment letter to be delivered by Goldman Sachs Credit Partners, L.P. and Bank of the West.

On May 5, 2006, the Board held a regular meeting, at which all Board members were present and representatives of Company management, Baird and O’Melveny & Myers also participated. Company management provided the Board with an update on financial results and discussed a long-term projection of Company performance. In addition, Company management and O’Melveny updated the Board on the status and progress of discussions with Parent, and O’Melveny presented to the Board summaries of the transaction structure, draft merger agreement, voting agreements and draft financing commitment letter. Baird presented a preliminary analysis of its opinion of the fairness of the proposed transaction. After lengthy discussions regarding the terms of the proposed transaction, including the closing conditions in the merger agreement and the financing commitment letter, the Board directed Baird, Company management and O’Melveny & Myers to convey to Parent the need for certainty of closing if the Company was to proceed with the transaction. Following that meeting, the parties continued to negotiate the terms of the merger agreement and the commitment letter.

On May 10, 2006, the Board held a telephonic special meeting, at which all Board members were present and representatives of Company management, Baird and O’Melveny & Myers also participated. O’Melveny and Company management reviewed for the Board the changes to the merger agreement and financing commitment letter since the last Board meeting. O’Melveny also reviewed a request from Parent to have Mr. Palmer execute a nonsolicitation agreement, to be effective and contingent upon the closing of the proposed transaction. Baird then rendered to the Board an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s stock. Following discussions and questions by the Board members to Baird, O’Melveny and Company management, the Company’s Board, by unanimous action, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s shareholders approve the principal terms of the merger agreement. In addition, the Board (with Mr. Palmer abstaining) approved the form of nonsolicitation agreement to be entered into by Mr. Palmer.

Immediately following the adjournment of the Board meeting on May 10, 2006, the Company entered into an amendment of the Company’s rights agreement with American Stock Transfer & Trust Company, and later that evening the Company, Parent and Merger Sub executed the merger agreement. The following morning the Company and Parent issued a joint press release announcing the entry into the merger agreement.

Recommendation of the Company’s Board of Directors and Reasons for the Merger

The board of directors of RemedyTemp, by unanimous vote, determined that the terms of the merger agreement, including the merger consideration of $17.00 in cash per share of Class A and Class B common stock, and the merger are advisable and fair to, and in the best interests of, the shareholders of the Company. The board of directors recommends that shareholders vote “FOR” the approval of the principal terms of the merger agreement, including the merger.

In the course of reaching its decision to approve the merger agreement, the Company’s board of directors consulted with the Company’s financial and legal advisors, reviewed a significant amount of information and considered the following material factors:

•       the board’s belief that the merger was more favorable to the shareholders than any other alternative reasonably available to the Company and its shareholders based on the fact that the $17.00 to be paid for each share of the Company’s Class A and Class B common stock represents a substantial premium over the current and historical market prices of the Company’s common stock, including an approximate 39% premium over RemedyTemp’s May 10, 2006 closing stock price of $12.20 per share, and because of the uncertain returns to the shareholders in light of the Company’s business, financial performance and condition, operations and competitive position;

•       the board’s belief that the sale contemplated by the merger agreement offered better potential value to the Company’s shareholders than the other alternatives available to RemedyTemp, including the alternative of remaining a stand-alone, independent company;

•       the financial presentation of Baird, including its opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock of the merger consideration to be received by such holders in the merger (see “The Merger—Opinion of Robert W. Baird & Co. Incorporated”);

•       the efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

•       the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement”) and the fact that they were the product of arm’s-length negotiations between the parties;

•       the  nature of the financing commitments obtained by Parent, including the identity of the institutions providing the commitments and to the conditions to the obligations of the institutions to fund the commitments;

•       the fact that the merger consideration is all cash, so that the transaction allows the Company’s shareholders to immediately realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares; and

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, before the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement), or which the board concludes in good faith (after consultation with its financial advisors) would reasonably be expected to result in a “superior proposal,” upon the payment to Parent of a $5.6 million termination fee (representing approximately 3.3 percent of the total equity value of the transaction)  (see “The Merger Agreement—Termination Fees and Expenses”).

The Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•       the fact that the Company’s shareholders will not participate in any future earnings or growth of RemedyTemp and will not benefit from any appreciation in value of RemedyTemp;

•       the fact that an all cash transaction would be taxable to the Company’s shareholders for U.S. federal income tax purposes;

•       the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the commitment letter is not obtained;

•       the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•       the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

After consideration, the Company’s board of directors, by unanimous vote:

•       has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its shareholders;

•       has approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•      recommends that the Company’s shareholders vote “FOR” the approval of the principal terms of the merger agreement, including the merger.

Opinion of Robert W. Baird & Co. Incorporated—Financial Advisor to the Company

The board of directors of the Company retained Baird to provide financial advisory services in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Select Personnel Services and its affiliates) of the merger consideration to be received by the holders of the Company’s common stock (other than Select Personnel Services and its affiliates) in the merger.

On May 10, 2006, Baird rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of the Company to the effect that, subject to the various considerations described in such opinion, including the various assumptions and limitations set forth in the opinion, as of such date, the merger consideration to be received by the holders of the Company’s common stock (other than Select Personnel Services and its affiliates) was fair, from a financial point of view, to the holders of the Company’s common stock (other than Select Personnel Services and its affiliates).

The full text of Baird’s written opinion, dated May 10, 2006, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated in this document by reference. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the merger consideration to the holders of the Company’s common stock (other than Select Personnel Services and its affiliates) and does not constitute a recommendation as to how you should vote with respect to the merger. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex C to this proxy statement. You are urged to read the opinion carefully in its entirety.

In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In rendering its opinion, Baird, among other things:

•       reviewed certain internal information, primarily financial in nature, including forecasts provided by the Company’s senior management, concerning the business and operations of the Company furnished to Baird for purposes of its analysis;

•       reviewed publicly available information including, but not limited to, the Company’s recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Company prepared by various investment banking firms;

•       reviewed the draft merger agreement in the form presented to the Company’s board of directors;

•       compared the financial position and operating results of the Company with those of other publicly traded companies Baird deemed relevant and considered the market trading multiples of such companies;

•       compared the transaction multiples implied in the merger with the corresponding acquisition transaction multiples in certain selected business combinations Baird deemed relevant;

•       compared the historical market prices and trading activity of the Company’s Class A common stock with those of other publicly traded companies Baird deemed relevant;

•       compared the proposed financial terms of the merger with the financial terms of other business combinations Baird deemed relevant; and

•       considered the present values of the forecasted cash flows of the Company.

Baird held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company. Baird conducted select conversations with potential third party buyers based on input and approval from the Company’s management. None of these conversations produced an offer superior to the merger. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of the Company. Baird was not engaged to independently verify, and has not assumed any responsibility to verify, any such information, and Baird assumed that the Company was not aware of any information prepared by it or its advisors that might be material to Baird’s opinion that had not been provided to Baird. Baird assumed that in all respects material to their analysis:

•       all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s financial statements;

•       the financial statements of the Company provided to Baird present fairly, in all material respects, the results of operations, cash flows and financial condition of the Company as of and for the periods indicated and were prepared in conformity with accounting principles generally accepted in the U.S. (“GAAP”) consistently applied;

•       the forecasts for the Company provided to Baird were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company, and Baird relied upon such forecasts in the preparation of its opinion;

•       the merger will be consummated in accordance with the terms and conditions of the draft merger agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder;

•       the representations and warranties contained in the draft merger agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such merger agreement; and

•       all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained and all conditions to closing the merger in such agreement, including Parent obtaining financing to fund the merger consideration, will be satisfied.

Baird assumed the accuracy, in all respects material to its analysis, of the advice of counsel of the Company as to all legal matters regarding the merger. In conducting Baird’s review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor did Baird make a physical inspection of the properties or facilities of the

Company. In each case, Baird made the assumptions above with the consent of the board of directors of the Company.

Baird’s opinion necessarily is based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and Baird’s opinion does not predict or take into account any changes which may occur, or information which may become available, after the date of its opinion.

Baird’s opinion does not address the relative merits of: (i) the merger, the draft merger agreement or any other agreements or other matters provided for or contemplated by the draft merger agreement; (ii) any other transactions that may be or might have been available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by the Company’s board of directors and, accordingly, Baird relied upon its discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the merger. Baird’s opinion does not constitute a recommendation as to how you should vote with respect to the merger.

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of the opinion attached as Annex C and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before May 10, 2006 and is not necessarily indicative of current market conditions.

Implied Valuation, Transaction Multiples and Transaction Premiums.   Based on the cash merger consideration of $17.00 per share of Company common stock (the “Per Share Equity Purchase Price”), Baird calculated the implied “equity value” (defined as the Per Share Equity Purchase Price multiplied by the total number of diluted Class A and Class B common shares outstanding of the Company, including gross shares issuable upon the exercise of stock options, less assumed option proceeds) to be $169.0 million. In addition, Baird calculated the implied “enterprise value” (defined as the aggregate equity purchase price less the value of the Company’s total cash, cash equivalents and marketable securities as of April 2, 2006; adjusted to include restricted cash released as collateral from Ace subsequent to April 2, 2006) to be $139.1 million. Baird then calculated the multiples of the enterprise value to the Company’s net revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) for the latest twelve months (“LTM”) ended April 2, 2006 and fiscal years ending October 1, 2006 and September 30, 2007.

The Company provided the board of directors and Baird with a high and low five year forecast. Baird calculated the multiples of the enterprise value to the high and low forecast of estimated fiscal 2006 and projected fiscal 2007 net revenue; estimated fiscal 2006 and projected fiscal 2007 EBITDA; and estimated fiscal 2006 and projected fiscal 2007 EBIT, as provided by the senior management of the Company. Baird also calculated the multiples of the Per Share Equity Purchase Price to the Company’s high and low forecast of estimated fiscal 2006 and projected fiscal 2007 net income as provided by the senior management of the Company. Baird noted that because the Company’s LTM EBIT and net income were de minimis, those metrics did not provide meaningful valuation multiples.

Baird also calculated the premiums that the Per Share Equity Purchase Price of $17.00 represented over the closing prices for the Company’s Class A common stock one day prior to May 9, 2006, and on the dates seven days, 30 days, 60 days, 90 days, 180 days and one year prior to May 9, 2006, as well as to the

52-week high and low closing prices. Baird noted the Company’s most recent publicly filed balance sheet indicated an available cash balance of $21.4 million, or $2.16 per diluted share. Adjusting the offer price by that amount and the respective periods compared (one day, seven days, 30 days, etc.), Baird also calculated the premiums derived from these adjusted prices. These premiums are summarized in the table below.

	Implied Transaction	Adjusted Implied Transaction
	Premium	Premium (Excluding Cash)
One Day	38.0%	46.0%
Seven Days	35.1%	42.3%
30 Days	46.4%	57.0%
60 Days	49.3%	60.7%
90 Days	82.8%	107.8%
180 Days	87.8%	115.3%
One Year	51.8%	64.1%
LTM High	31.7%	38.0%
LTM Low	156.8%	232.5%

Selected Publicly Traded Company Analysis.   Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

•       Ablest, Inc.

•       Adecco SA

•       CDI Corporation

•       Kelly Services, Inc.

•       Manpower, Inc.

•       Randstand Holding NV

•       Spherion Corp.

•       Volt Information Sciences, Inc.

•       Westaff, Inc.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the Company operates. Baird noted that none of the companies reviewed is identical to the Company and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “enterprise value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s enterprise value to its LTM, estimated fiscal 2006 and projected fiscal 2007 net revenue, EBITDA and EBIT. Baird also calculated multiples of each company’s equity value to its LTM, estimated fiscal 2006 and projected fiscal 2007 net income. Stock market and historical financial information for the selected companies was based on publicly available information as of May 9, 2006, and projected financial information was based on publicly available research reports as of such date.

Baird then calculated the implied per share equity values of the Company’s common stock based on the trading multiples of the selected public companies and compared such values to the Per Share Equity Purchase Price of $17.00 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied Per Share Equity Value
	Low	Mean	Median	High
LTM Net Revenue	$9.61	$22.97	$16.12	$55.78
2006E Net Revenue—Low Proj	12.06	23.84	22.86	44.41
2006E Net Revenue—High Proj	12.17	24.09	23.09	44.91
LTM EBITDA	7.31	10.07	8.90	14.82
2006E EBITDA—Low Proj	10.03	12.40	12.75	16.13
2006E EBITDA—High Proj	11.96	14.99	15.43	19.74
LTM EBIT	3.73	4.53	4.51	5.42
2006E EBIT—Low Proj	8.61	9.26	9.03	10.67
2006E EBIT—High Proj	11.62	12.62	12.26	14.79
LTM Net Income	0.72	0.95	0.83	1.50
2006E Net Income—Low Proj	8.32	9.84	9.84	11.14
2006E Net Income—High Proj	11.46	13.55	13.55	15.35

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price in concluding that the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock.

Selected Acquisition Analysis.   Baird reviewed certain publicly available financial information concerning completed acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Target		Acquiror
•	RS Staffing Services, Inc.	•	TeamStaff Inc.
•	CLP Resources, Inc.	•	Labor Ready Inc.
•	Venturi Staffing Partners	•	CBS Personnel Services
•	Joule Inc.	•	Management Group
•	Spartan Staffing, Inc.	•	Labor Ready, Inc.
•	SOS Staffing Services	•	Hire Calling Holding Co.
•	The Judge Group	•	Management Group

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the Company operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or the Company, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated the implied “equity purchase price” (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied total purchase price to its LTM net revenue, EBITDA and EBIT. Historical financial information for the selected transaction was based on publicly available information as of the announcement date of each respective transaction. Baird noted that because the Company’s LTM EBIT was de minimis, that metric did not provide a meaningful valuation multiple.

Baird then calculated the implied per share equity values of the Company’s common stock based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the Per Share Equity Purchase Price of $17.00 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied Per Share Equity Value
	Low	Mean	Median	High
LTM Net Revenue	$9.16	$13.39	$12.75	$23.79
LTM EBITDA	6.02	6.78	6.62	8.23
LTM EBIT	3.53	3.81	3.78	4.14

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price in concluding that the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock.

In addition, Baird analyzed acquisitions of 209 public companies with enterprise values between $50.0 million and $250.0 million that were announced since January 1, 2002. For these acquisitions, Baird calculated the premiums that the acquisition price per share represented over the closing prices of the acquired company’s common stock one, seven and 30 days prior to the announcement of each acquisition. Baird then compared these premiums to the relevant premiums implied in the merger. The table below summarizes the results of this analysis.

	Implied RemedyTemp Acquisition	Implied Selected Acquisition Premiums
Premium	Premiums	Low	Mean	Median	High
One Day	38.0%	(59.7)%	36.4%	29.4%	261.4%
Seven Days	35.0%	(55.1)%	32.3%	26.1%	260.0%
30 Days	46.4%	(59.7)%	41.2%	31.3%	267.4%

Discounted Cash Flow Analysis.   Baird performed a discounted cash flow analysis utilizing the Company’s low and high forecasted unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital) from fiscal 2007 to fiscal 2011, as provided by the Company’s senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows of the Company from fiscal 2007 to fiscal 2011 by discounting the low forecast at rates ranging from 14% to 18% and discounting the high forecast at rates ranging from 18% to 22%. Baird calculated the present values of the free cash flows of the Company beyond fiscal 2011 by assuming terminal values ranging from 7.0x to 9.0x projected fiscal 2011 EBITDA and discounting the resulting terminal values at rates ranging from 14% to 18% for the low forecast and 18% to 22% for the high forecast. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced implied per share equity values ranging from approximately $13.41 to $17.26 for the low forecast and $15.81 to $20.44 for the high forecast, as compared to the Per Share Equity Purchase Price of $17.00 per share. Baird compared these implied per share equity values with the Per Share Equity Purchase Price in concluding that the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock.

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to the Company’s board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and individual factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird’s analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

As part of its investment banking business, Baird is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. This amount will be creditable against the transaction fee to be paid upon the closing of the merger. In addition, the Company has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of the Company for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird may also prepare equity analyst research reports from time to time regarding the Company.

Interests of Certain Persons in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options

As of May 26, 2006, there were approximately 336,872 shares of the Company’s common stock subject to stock options granted under the Company’s equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the effective time of the merger, whether or not the option is vested or exercisable, will be cancelled, and the holder of such stock option that has an exercise price of less than $17.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•       the number of shares of the Company’s common stock subject to the option as of the effective time of the merger, multiplied by

•       the excess, if any, of $17.00 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested Company stock options with exercise prices of less than $17.00 (options with exercise prices in excess of $17.00 per share are not included because they will be cancelled for no consideration) held by our effective officers and directors as of May 26, 2006 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, based on the weighted average exercise prices of the options, assuming that the options are not exercised before the effective time of the merger:

	Number of Shares Underlying Unvested Options	Number of Shares Underlying Vested Options	Weighted Average Exercise Price of Options	Estimated Consideration (Before Withholding)
Non-Employee Directors:
Paul W. Mikos	—	98,872	$14.77	$220,485
Gary Brahm	2,500	5,000	$10.03	$52,275
William D. Cvengros	—	12,500	$13.13	$48,375
Robert A. Elliott	—	7,500	$12.50	$33,750
Mary George	2,500	17,500	$12.31	$93,800
J. Michael Hagan	—	12,500	$12.10	$61,250
John B. Zaepfel	—	12,500	$13.13	$48,375
Robert E. McDonough, Sr.	—	—	$—	$—
Executive Officers:
Greg D. Palmer	30,000	—	$11.23	$173,100
Monty A. Houdeshell	—	21,000	$9.71	$153,090
Gunnar B. Gooding	—	6,000	$9.71	$43,740
Janet L. Hawkins	—	6,000	$9.71	$43,740

Treatment of Restricted Stock

As of May 26, 2006, there were approximately 677,500 shares of the Company’s common stock represented by restricted stock awards held by the Company’s directors and executive officers. At the effective time of the merger, all such shares of restricted stock will be converted into the right to receive cash equal to $17.00 per share, without interest and less applicable withholding taxes.

The following table summarizes the restricted stock awards held by the Company’s directors and executive officers as of May 26, 2006 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such awards:

	Number of Shares of Restricted Stock	Estimated Consideration (Before Withholding)
Non-Employee Directors:
Paul W. Mikos	—	$—
Robert E. McDonough, Sr.	—	$—
Gary Brahm	—	$—
William D. Cvengros	—	$—
Robert A. Elliott	—	$—
Mary George	—	$—
J. Michael Hagan	—	$—
John B. Zaepfel	—	$—
Executive Officers:
Greg D. Palmer	250,000	$4,250,000
Monty A. Houdeshell	60,000	$1,020,000
Gunnar B. Gooding	35,000	$595,000
Janet L. Hawkins	25,000	$425,000

Change in Control Severance Agreements

The following executive officers of the Company have entered into an employment agreement or a change in control severance agreement (collectively, the “change in control severance agreements”) with the Company which provide that they may be entitled to certain payments as a result of a change in control:

•       Greg D. Palmer, the Company’s President and Chief Executive Officer;

•       Monty A. Houdeshell, the Company’s Senior Vice President, Chief Administrative Officer and Corporate Secretary;

•       Gunnar B. Gooding, the Company’s Senior Vice President, Human Resources and Legal Affairs; and

•       Janet L. Hawkins, the Company’s Senior Vice President, Sales and Marketing.

A change in control for purposes of the change in control severance agreements is defined to include the consummation of a merger involving the Company unless following such merger (i) more than 50% of the outstanding voting securities of the surviving entity are owned by the Company’s shareholders immediately prior to the merger in substantially the same proportions as their ownership immediately prior to the merger, (ii) no person other than the surviving entity or its parent company owns more than 50% of the outstanding voting securities of the surviving entity, and (iii) at least a majority of the directors of the surviving entity were directors of the Company prior to the execution of the agreement providing for such merger. If consummated, the merger of Merger Sub with and into the Company would constitute a change in control within the meaning of the change in control severance agreements.

If an executive is terminated without “cause” (as defined below) or terminates employment for “good reason” (as defined below) within the “protected period” (as defined below) prior to a change in control, or within one year (two years in the case of Mr. Palmer) following a change in control, the executive will be entitled to the following payments and benefits:

Base Salary:

•       Mr. Palmer will be entitled to receive a lump sum payment equal to 2.9 times the greater of his annual rate of base pay in effect immediately prior to the protected period or his annual rate of base pay in effect immediately prior to his termination of employment.

•       The remaining executives will be entitled to receive a lump sum payment equal to 12 months (24 months in case of Mr. Houdeshell) of their annual rate of base pay at the greater of the monthly rate in effect immediately prior to the protected period or the monthly rate in effect immediately prior to their termination of employment.

Bonus:

•       Mr. Palmer will be entitled to receive a lump sum payment equal to 2.9 times the maximum bonus he could earn for the fiscal year in which his termination of employment occurs if the Company achieved the highest possible level of performance for all applicable performance measures (determined with reference to his annual rate of base pay in effect prior to the protected period or prior to his termination of employment, whichever is greater).

•       Mr. Houdeshell and Mr. Gooding will be entitled to receive a lump sum payment equal to 2.0 times and 1.0 times, respectively, their target bonus opportunity for the fiscal year in which their termination of employment occurs (determined with reference to their annual rate of base pay in effect prior to the protected period or prior to the termination of employment, whichever is greater).

•       Ms. Hawkins will not be entitled to receive a payment under her change in control severance agreement with respect to her annual bonus for the fiscal year in which her termination of employment occurs.

Accelerated Vesting:

•       The executives will be entitled to accelerated vesting of any outstanding stock option, restricted stock or other equity or equity-based award granted to them by the Company.

Continued Medical Coverage:

•       The executives will be entitled to the continued provision of benefits under the Company’s benefit plans (either directly or through reimbursement of premiums) until the earlier of 18 months (12 months for Mr. Gooding and Ms. Hawkins) after their termination of employment or their eligibility for medical coverage provided by a successor employer.

In connection with the severance payments and benefits described above, Mr. Palmer is also entitled to an additional payment (a “gross-up payment”) in the event that any payment or benefit provided to him would trigger excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The gross-up payment would be intended to put Mr. Palmer in the same after-tax position as had the excise taxes under Section 4999 of the Code not been triggered. If any payment or benefit to the remaining executives would trigger excise taxes under Section 4999 of the Code, such payments and benefits will be reduced (the “cut-back”) so that no excise tax is imposed. Notwithstanding the foregoing, if the cut-back would result in a reduction of payments or benefits to Mr. Houdeshell in excess of $40,000, then Mr. Houdeshell will not be subject to the cut-back, but rather will be entitled to receive a gross-up payment.

For purposes of the change in control severance agreements, the “protected period” commences on the date that serious and substantial discussions first take place to effect a change in control (which in no event will commence earlier than the date that is six months prior to the change in control) and continues through and including the date of the change in control.

For purposes of the employment agreements, “cause” means the occurrence of any of the following:

•       the executive is convicted of, or pleads guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability);

•       the executive engages in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his or her duties;

•       the executive willfully and repeatedly fails to perform or uphold his or her material fiduciary and other duties to the Company after having received notice from the Company of a perceived breach of the duty in question; or

•       the executive engages in willful misconduct that is significantly injurious to the Company.

For purposes of the employment agreements, “good reason” means the occurrence of any of the following without the executive’s consent:

•       the assignment of the executive to duties materially inconsistent with the executive’s authorities, duties, responsibilities and status as an officer of the Company, or a material reduction in the nature or status of the executive’s authorities, duties and/or responsibilities (when such authorities, duties and/or responsibilities are viewed in the aggregate from their level in effect immediately prior to the protected period), other than an insubstantial and inadvertent act that is promptly remedied by the Company;

•       a reduction in the executive’s base salary as in effect immediately prior to the start of the protected period or as the same is increased from time to time;

•       a reduction in the executive’s aggregate annual bonus opportunities as in effect immediately prior to the start of the protected period or as the same may be increased from time to time;

•       the failure of the Company to provide the executive with coverage and participation in the Company’s employee welfare benefit and retirement plans on a basis no less favorable in the aggregate to the executive than the level of coverage and participation provided to similarly situated officers of the Company;

•       the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume the obligations under the change in control severance agreements;

•       any purported termination of the executive’s employment for cause that is not effected pursuant to a proper notice of termination as contemplated by the change in control severance agreement; or

•       the executive is informed that his or her principal place of employment will be relocated to a location that is more than 35 miles from the executive’s principal place of employment at the start of the protected period.

The following table sets forth an estimate of the potential cash severance payments and the value of continued benefits that could be payable to the Company’s executive officers as described above assuming, for illustrative purposes only, the executive officer’s employment terminates without “cause” or for “good reason” on June 30, 2006:(1)

	Estimated Amount of Potential Cash Severance Payments(2)	Estimated Value of Benefits(2)(3)	Estimated Gross-up Payment(2)(4)	Total Estimated Consideration(2)
Greg D. Palmer	$3,054,515	$24,248	$1,749,206	$4,827,969
Monty A. Houdeshell	$886,973	$24,248	$—	$911,221
Gunnar B. Gooding	$377,607	$16,165	$—	$393,772
Janet L. Hawkins	$260,000	$16,165	$—	$276,165

(1)          The termination date of June 30, 2006 used to calculate the estimates set forth in the table is assumed for disclosure purposes only. The closing of the merger may occur before or after such date. In addition, as explained below in this section, some or all of the Company’s executive officers may remain employed with the surviving corporation after the merger in which case severance benefits would not payable on such date (if at all).

(2)          Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation.

(3)          Represents the estimated value of continuation of certain health and welfare benefit plan coverage.

(4)          Includes the estimated gross-up payment due with respect to the accelerated vesting of equity-based awards as described in this section, as well as the estimated gross-up payment due with respect to severance benefits.

Greg Palmer Confidentiality and Non-Solicitation Agreement

In connection with the merger agreement, Mr. Palmer entered into a confidentiality and non-solicitation agreement with the Company pursuant to which Mr. Palmer promises to refrain from, among other things, disclosing the Company’s confidential information, disparaging the Company or soliciting customers of the Company during his employment or thereafter, as well as from soliciting the Company’s employees for a period of one year after his termination of employment. In consideration for these promises, Mr. Palmer will be entitled to a lump sum payment equal to $400,000 payable upon consummation of the merger, as well as to an additional $600,000 payable in twelve monthly installments commencing on the one-month anniversary of the closing of the merger. The Company’s obligation to make the foregoing payments terminates in the event that Mr. Palmer materially breaches his obligations under the confidentiality and non-solicitation agreement.

Possible Continued Employment of Certain Executive Officers

Some employees of the Company, including some of the Company’s executive officers, will remain employed by the surviving corporation following the merger unless their employment is terminated or they resign. As of the date of this proxy statement, none of the Company’s executive officers has entered into any agreements with Parent or its affiliates regarding employment with the surviving corporation. Although no such agreements currently exist, the Company’s executive officers who remain with the surviving corporation following the merger may, prior or after the closing of the merger, enter into new arrangements with Parent or its affiliates (which may amend their existing agreements) regarding employment with the surviving corporation. Executive officers who continue working for the surviving corporation or its affiliates, or who resign voluntarily without good reason, might not qualify to receive some of the benefits described above.

2006 Corporate Incentive Compensation Plan

Certain employees of the Company, including our executive officers, participate in the Company’s 2006 Corporate Incentive Compensation Plan. In the event that a participant in the plan is employed by Parent, the Company or one of its subsidiaries as of the end of the Company’s 2006 fiscal year, or is terminated by Parent, the Company or one of its subsidiaries without “cause” (as defined in the merger agreement) prior thereto, the participant will be entitled to receive a prorated portion of the annual bonus payment such participant would otherwise have been entitled to receive under the plan. For purposes of determining the prorated bonus payment to which each participant is entitled, the aggregate bonus payable under the plan to such participant will be multiplied by a fraction, the numerator of which is the total number of days in the Company’s 2006 fiscal year as of the effective time of the merger, and the denominator of which is the total number of days in the Company’s 2006 fiscal year. The actual amount of bonuses paid under the plan will depend upon the Company’s performance during its 2006 fiscal year.

Deferred Compensation Plans

It is expected that at the effective time of the merger, the Company will terminate all of its non-qualified deferred compensation plans in which our executive officers or directors participate and will cause all accounts thereunder to be distributed to participants.

The following table shows the account balances in such non-qualified deferred compensation plans of our executive officers and directors as of May 26, 2006:

	Unvested Account Balances	Vested Account Balances
Non-Employee Directors:
Paul W. Mikos	$—	$—
Robert E. McDonough, Sr.	$—	$—
Gary Brahm	$—	$35,142
William D. Cvengros	$—	$130,360
Robert A. Elliott	$—	$204,180
Mary George	$—	$179,612
J. Michael Hagan	$—	$130,360
John B. Zaepfel	$—	$130,360
Executive Officers:
Greg D. Palmer	$—	$1,810,997
Monty A. Houdeshell	$—	$—
Gunnar B. Gooding	$—	$206,775
Janet L. Hawkins	$—	$—

The vested account balances for non-employee directors represent annual board retainer fees deferred by those directors. At the closing of the merger the non-employee directors will become eligible to receive a pro rata portion of their annual board retainer fees for the portion of the year between the 2006 annual meeting of shareholders and the closing.

McDonough Voting Agreement

The voting agreement entered into between Robert E. McDonough, Sr., on the one hand, and Parent and Merger Sub, on the other hand, provides that in consideration of Mr. McDonough’s covenants and agreements in the voting agreement, during the period from December 3, 2007, the date of expiration of that certain Amended and Restated Employment Agreement between the Company and Mr. McDonough, dated as of January 7, 1998 as amended, until the 18-month anniversary of such date, Parent will, or will cause the surviving corporation to, provide medical insurance benefits to Mr. McDonough on substantially the same terms provided to other executive officers of Parent.

Indemnification and Insurance

The merger agreement provides that Parent will cause the surviving corporation to indemnify and hold harmless each current and former director, officer, employee and agent of the Company and its subsidiaries (the “indemnified parties”) against any amounts (including reasonable attorneys’ fees) paid in settlement in connection with any matter related to the transaction, including, to the extent permitted by law, liabilities arising under the Securities Exchange Act of 1934 (the “Exchange Act”). The surviving corporation will, for a period of not less than six years, continue in effect the indemnification provisions currently provided by RemedyTemp’s Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws in effect on May 10, 2006.

For a period of at least six years after the effective time, Parent will cause the surviving corporation to maintain or obtain directors’ and officers’ liability insurance covering those persons (but only those persons) who are covered by such policies as of May 10, 2006 on terms not less favorable than those in effect on that date in terms of coverage and amounts; provided, however, that in no event will Parent or the surviving corporation be required to pay an annual premium on such insurance policy that is greater than 150 percent of the annual premium payable by RemedyTemp as of May 10, 2006 for such coverage. If such coverage is no longer available (or is only available for an amount in excess of 150 percent of the annual premium), Parent and the surviving corporation will nevertheless be obligated to provide such coverage as may be obtained for such 150 percent amount. To the extent that the Company can obtain for an aggregate premium of $500,000 or less a six-year “tail” policy containing terms and conditions that are no less advantageous than those contained in the terms and conditions of RemedyTemp’s directors’ and officers’ insurance policies in effect as of May 10, 2006, then Parent and the surviving corporation will purchase such policy.

These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns.

Financing of the Merger

In connection with the execution and delivery of the merger agreement, Parent has entered into a financing commitment letter agreement, dated May 10, 2006, with Goldman Sachs Credit Partners, L.P. and Bank of the West to provide the Parent (i) up to $215.0 million of term loans under a senior secured term facility (the “Term Facilities”) and (ii) up to $85.0 million of revolving loan commitments under a senior secured revolving facility (the “Revolving Facility” and together with the Term Facilities, the “Secured Facilities”). Goldman Sachs Credit Partners, L.P. will act as sole lead arranger, sole bookrunner, syndication agent and administrative agent for the Secured Facilities and Bank of the West will act as co-syndication agent.

Use of Proceeds and Availability

The proceeds of the Term Facilities and up to $32.4 million (exclusive of up to $31.5 million of existing letters of credit of RemedyTemp) under the Revolving Facility are expected to be available to finance the merger, to repay or refinance the Parent’s existing credit facilities, to replace existing letters of credit of the Company, and to pay fees and expenses incurred in connection with the merger on the closing date. Thereafter, revolving loans would be available for ongoing working capital and general corporate purposes (including permitted acquisitions and permitted capital expenditures). It is contemplated that the Revolving Facility will include a letter of credit sub facility and a swingline subfacility, in each case in amounts to be determined. The documentation governing the Secured Facilities has not been finalized and the actual terms, amounts and uses of the Secured Facilities may differ from those described in this proxy statement.

Conditions Precedent to the Financings

The commitment letter conditions the availability of the financing upon the consummation of the merger by November 10, 2006, as well as all of the following conditions:

(i) since May 10, 2006, the absence of any event, occurrence, development or circumstance that results, or would reasonably be expected to result, in a material adverse effect (as defined in the commitment letter);

(ii) there shall not have occurred any disruption (including, without limitation, a declaration of war), as determined by Goldman Sachs Credit Partners, L.P. and Bank of the West in their reasonable discretion, in the financial or capital markets generally, or in the markets for bank loans in particular or affecting the syndication or funding of bank loans that could reasonably be expected to have a material adverse impact on the ability of Goldman Sachs Credit Partners, L.P. and Bank of the West to successfully syndicate the Secured Facilities;

(iii) each of Goldman Sachs Credit Partners, L.P. and Bank of the West not becoming aware after May 10, 2006 of any information or other matter not previously disclosed to it that is, in its reasonable determination, inconsistent in a manner that is materially adverse to the interests of Goldman Sachs Credit Partners, L.P. or Bank of the West, respectively; provided that if such information does not specifically relate to RemedyTemp, such information must rise to the level of a material adverse effect (as defined in the commitment letter); and provided further that if such information specifically relates to RemedyTemp, such information must relate to facts or circumstances arising prior to May 10, 2006;

(iv) the consummation of the merger in accordance with the merger agreement (without amendment, waiver or modification, unless consented to by Goldman Sachs Credit Partners, L.P. and Bank of the West);

(v) RemedyTemp’s EBITDA (as defined in the commitment letter) for the latest twelve-month period ended more than 15 days prior to the Closing date being not less than $8.0 million;

(vi) the receipt of the necessary governmental, shareholder and third party approvals and consents;

(vii) the absence of any default or event of default (giving pro forma effect to the merger) under the definitive documentation for the Secured Facilities; and

(viii) other customary closing conditions.

Additionally, Parent and the Company have agreed to assist Goldman Sachs Credit Partners, L.P. and Bank of the West with the preparation and presentation of an information package relating to the Secured Facilities that is reasonably satisfactory to Goldman Sachs Credit Partners, L.P. and Bank of the West to be completed at least 20 days prior to the closing of the merger. Also, the Parent and RemedyTemp must have on hand at least $17.0 million of unrestricted cash at the closing of the merger.

Other

The commitment letter provides for all obligations under the Secured Facilities to be guaranteed by each of Parent’s existing and subsequently acquired or organized domestic (and to the extent no material adverse tax consequences would result therefrom, foreign) subsidiaries and would be secured by substantially all present and future assets of Parent and each guarantor.

The Secured Facilities are expected to include certain customary representations and warranties, mandatory prepayment provisions, affirmative and negative covenants, and financial covenants including a minimum fixed charge coverage ratio, minimum EBITDA, maximum capital expenditures and a maximum total leverage ratio.

In addition, the Secured Facilities are expected to contain customary events of default, including payment defaults, defaults under other agreements or instruments of material indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests, invalidity of guarantees and change of control events.

Amendment to the Company’s Rights Agreement

On July 10, 1996, the Company entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, in order to ensure that any strategic transaction undertaken by the Company would be one in which all shareholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of the Company’s shareholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15 percent or more of the Company’s outstanding common stock without the approval of our board of directors (an “Acquiring Person”).

On May 10, 2006, prior to executing the merger agreement, the Company and the rights agent entered into an amendment to the rights agreement. The amendment provides that: (i) none of Parent, Merger Sub, nor any of their affiliates or associates will be deemed for purposes of the rights agreement an Acquiring Person and (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as defined in the rights agreements) will be deemed to occur, and the “Rights,” as defined in the recitals to the rights agreement, will not separate from the common stock of the Company, in each case as a result of the execution, delivery or performance of the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

In addition, the amendment provides that the rights agreement will terminate immediately before, and contingent upon, the effective time of the merger.

Federal Regulatory Matters

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On May 17-18, 2006, the Company and Parent made the required filings with the Antitrust Division and the Federal Trade Commission. The applicable waiting period will expire on June 19, 2006, unless early termination is granted with respect to the required filings, or the waiting period is extended by additional requests for documents or information.

At any time before or after consummation of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, the Company, Parent and Merger Sub will prevail.

Under the merger agreement, the Company, Parent and Merger Sub have agreed to take all actions reasonably necessary to obtain the approval of the merger and the other transactions contemplated by the merger agreement under the HSR Act and any other applicable laws governing competition. In addition, the Company, Parent and Merger Sub have each agreed to use its commercially reasonable efforts to cooperate with the other parties in connection with the filing under the HSR Act, and to respond as promptly as practicable to all requests or inquiries received from the Department of Justice or the Federal Trade Commission for additional documentation or information in connection with the filing.

Except as noted above with respect to the required filings under the HSR Act, and the filing of an agreement of merger, together with accompanying officers’ certificates, in California at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to United States holders (as defined below) of RemedyTemp common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

The following discussion applies only to United States holders (as defined below) of RemedyTemp common stock who hold such shares as capital assets. This discussion may not apply to United States holders who may be subject to special treatment under the Code, such as banks and other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their RemedyTemp common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their RemedyTemp common stock under the constructive sale provisions of the Code, shareholders that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, persons who acquired RemedyTemp common stock pursuant to the exercise of employee stock options or other compensation arrangements expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or shareholders who hold RemedyTemp common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

If a partnership holds RemedyTemp common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding RemedyTemp common stock should consult his, her or its tax advisors.

For purposes of this discussion, a “United States holder” means a holder that is (1) a citizen or resident of the United States for federal income tax purposes, (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

United States Holders

In general, United States holders of RemedyTemp common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a shareholder holds RemedyTemp common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the shareholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of RemedyTemp common stock exchanged for cash in the merger.

In general, shareholders who receive cash in connection with the exercise of their dissenters’ rights will recognize gain or loss. Any shareholder considering exercising statutory dissenters’ rights should consult with his or her own tax advisor.

United States holders of RemedyTemp common stock may be subject to backup withholding at a rate of 28 percent on cash payments received in exchange for shares in the merger or received upon the exercise of dissenters’ rights. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. United States holders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent following the completion of the merger to provide the information and certification necessary to avoid backup withholding.

Fees and Expenses of the Merger

We estimate that we will incur, in connection with the sale of the Company, transaction-related fees and expenses totaling approximately $3.6 million. This amount consists of the following estimated fees and expenses:

Financial Advisor Fees and Expenses	$2,750,000
Legal, Accounting and Other Professional Fees	$700,000
Printing, Proxy Solicitation and Mailing Costs	$100,000
Filing Fees	$18,080
Miscellaneous	$31,920

None of these costs and expenses will reduce the $17.00 per share merger consideration payable to holders of RemedyTemp common stock or the amount payable to stock option holders.

In addition, if the merger agreement is terminated under certain circumstances, RemedyTemp will be obligated to pay a termination fee of $5.6 million as directed by Parent. See “The Merger Agreement—Termination Fees and Expenses.”

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement attached as Annex A and incorporated by reference into this document has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties we, on the one hand, and Parent and Merger Sub, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules that we have provided to Parent in connection with signing the merger agreement. While we do not believe that these schedules contain information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Parent, and are modified in important part by the underlying disclosure schedules.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into RemedyTemp. The separate corporate existence of Merger Sub will cease, and RemedyTemp will survive the merger and will become a wholly owned subsidiary of Parent. We sometimes refer to RemedyTemp after the merger as the surviving corporation.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into RemedyTemp. Upon completion of the merger, Merger Sub will cease to exist as a separate entity and RemedyTemp will continue as the surviving corporation. All of RemedyTemp’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, RemedyTemp’s common stock will be delisted from the NASDAQ National Market and deregistered under the Exchange Act.

Effective Time

The effective time of the merger will occur at the time that we file an agreement of merger with the Secretary of State of the State of California on the closing date of the merger. The closing date will occur no later than the later of the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement. RemedyTemp intends to complete the merger as promptly as practicable, subject to receipt of shareholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although RemedyTemp expects to complete the merger during its fourth fiscal quarter ending October 1, 2006, we cannot specify when, or assure you that, RemedyTemp and Parent will satisfy or waive all conditions to the merger.

Articles of Incorporation and Bylaws

The articles of incorporation and the bylaws of the surviving corporation will be amended as of the effective time of the merger in the form of Exhibit A and Exhibit B, respectively, to the merger agreement which is attached hereto as Annex A.

Board of Directors and Officers of the Surviving Corporation

The initial directors of the surviving corporation will be the directors of Merger Sub immediately following the merger. RemedyTemp’s officers will be the initial officers of the surviving corporation immediately following the merger.

Consideration to be Received in the Merger

Outstanding Shares of Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately before the effective time of the merger will automatically be cancelled and converted into the right to receive $17.00 in cash, other than shares of common stock:

•       owned by us as treasury stock immediately before the effective time of the merger, all of which will be cancelled without any payment;

•       owned by Parent or Merger Sub or any other wholly owned subsidiary of Parent or Merger Sub immediately before the effective time of the merger, all of which will be cancelled without any payment;

•       owned by any of our wholly owned subsidiaries immediately before the effective time of the merger, all of which will be cancelled without any payment; and

•       held by a shareholder who is entitled to demand and has made a demand to exercise dissenters’ rights with respect to such shares in accordance with the General Corporation Law of the State of California and has not voted in favor of approval of the principal terms of the merger agreement, including the merger, until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s dissenters’ rights under the General Corporation Law of the State of California.

Stock Options

The merger agreement provides that at the effective time of the merger, each stock option that is outstanding before the effective time under the Amended and Restated RemedyTemp Inc. 1996 Stock Incentive Plan or any other Company stock option plan, or granted other than pursuant to a Company stock option plan, will be cancelled and converted into the right to receive cash (subject to applicable withholding taxes) equal to (1) the excess, if any, of $17.00 per share over the per share exercise or purchase price of such outstanding stock option, multiplied by (2) the number of shares underlying such option.

Payment Procedures

Before the effective time of the merger, Parent will appoint an exchange agent that will pay the merger consideration in exchange for certificates representing shares of the Company’s common stock. At the effective time of the merger, the surviving corporation will deposit with the exchange agent an amount of cash equal to the aggregate merger consideration. The exchange agent will pay the per share merger consideration, less any applicable withholding taxes, to RemedyTemp’s shareholders promptly following the exchange agent’s receipt of the stock certificates and a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender or any such stock certificate. Any funds that have not been distributed within one year after the effective time of the merger will be distributed to the surviving corporation and shareholders who have not complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of the applicable per share merger consideration, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not return your stock certificates to the exchange agent without a letter of transmittal.

The exchange agent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company’s common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law. RemedyTemp shareholders are entitled to assert dissenters’ rights instead of receiving the merger consideration. For a description of these dissenters’ rights, see “Dissenters’ Rights” below beginning on page 55.

Representations and Warranties

The representations and warranties that RemedyTemp made to Parent and Merger Sub in the merger agreement relate to, among others things:

•       corporate matters, including due organization, power and qualification;

•       RemedyTemp’s subsidiaries;

•       RemedyTemp’s capitalization;

•       authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•       absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•       identification of required governmental filings and consents;

•       accuracy of information contained in registration statements, reports and other documents that RemedyTemp files with the SEC, the compliance of RemedyTemp’s filings with the regulations promulgated by the SEC and with applicable federal securities law requirements and, with respect to financial statements included in such filings, generally accepted accounting principles;

•       establishment and maintenance of disclosure controls and procedures required under applicable federal securities laws and the filing of all certifications required by applicable provisions of the Sarbanes-Oxley Act of 2002;

•       absence of certain material liabilities;

•       franchise matters;

•       absence of certain changes or events;

•       conduct of RemedyTemp’s business;

•       tax matters;

•       intellectual property matters;

•       possession of permits and compliance with law;

•       litigation matters;

•       brokers’ and finders’ fees;

•       employee benefit plans;

•       environmental matters;

•       RemedyTemp’s material contracts and key customer relationships;

•       Board approval and Board recommendation to RemedyTemp’s shareholders to approve the merger agreement and the related transactions;

•       receipt of a fairness opinion from RemedyTemp’s financial advisors;

•       amendment of RemedyTemp’s rights agreement;

•       owned and leased property and personal property;

•       absence of transactions with affiliates;

•       labor and employment matters;

•       the information provided for inclusion in RemedyTemp’s proxy statement being free from material misstatements and omissions;

•       inapplicability of any anti-takeover statute or regulation or any restrictive provision of the organization documents of the Company and its subsidiaries;

•       insurance matters; and

•       requisite shareholder vote.

In addition, each of Parent and Merger Sub made representations and warranties to RemedyTemp regarding, among others:

•       corporate matters, including due organization, power and qualification;

•       authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•       absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•       brokers’ and finders’ fees;

•       the information to be provided by Parent and Merger Sub for inclusion in RemedyTemp’s special meeting proxy statement being free from material misstatements and omissions;

•       the commitment letter by and among Parent, Goldman Sachs Credit Partners, L.P. and Bank of the West, including that the commitment letter is in full force and effect and that no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the commitment letter other than to the extent the term or condition relates to RemedyTemp or any of its subsidiaries;

•       absence of certain prior activities by Merger Sub; and

•       no reliance on representations and warranties not included in the merger agreement.

Covenants Relating to the Conduct of RemedyTemp’s Business

From the date of the merger agreement through the effective time of the merger, unless Parent and Merger Sub have otherwise agreed in writing, RemedyTemp has agreed, and has agreed to cause its subsidiaries, to operate in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of the present officers, employees and consultants of RemedyTemp and its subsidiaries, to preserve the present relationships of RemedyTemp and its subsidiaries with customers, clients, suppliers and other persons with which RemedyTemp and its subsidiaries have significant business relations, and to pay all applicable taxes when due and payable.

During the same period, RemedyTemp has also agreed that, subject to certain exceptions, it will not and will not permit its subsidiaries to take certain actions without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned. Such prohibited actions include, among others:

•       amending RemedyTemp’s articles of incorporation or bylaws or those of its subsidiaries;

•       declaring or paying any dividend or other distribution;

•       purchasing, redeeming or otherwise acquiring shares of its or its subsidiaries’ capital stock;

•       issuing, pledging, selling, or otherwise disposing of or encumbering (i) any shares of its capital stock, (ii) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (iii) other securities of RemedyTemp or its subsidiaries, other than shares issued upon exercise of options outstanding on the date the merger agreement was executed;

•       splitting, combining or reclassifying any of its outstanding capital stock or issuing, authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•       acquiring or agreeing to acquire any business or entity or otherwise acquiring or agreeing to acquire any assets that are material to RemedyTemp’s business other than in the ordinary course of business consistent with past practice;

•       except for certain stated exceptions, (i) adopting, terminating, amending or increasing the amount or accelerating the payment or vesting of any benefit or award or amount payable under any employee benefit plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors, but in that event only to the extent such action is in the ordinary course of business consistent with past practice, (ii) increasing in any manner the compensation or fringe benefits of, or paying any bonus to, any director or officer or, other than in the ordinary course of business consistent with past practice, (iii) other than benefits accrued through the date of the merger agreement and other than in the ordinary course of business for employees other than officers or directors of the Company, paying any benefit not provided for under any employee benefit plan as in effect on the date of the merger agreement, (iv) other than bonuses earned through the date of the merger agreement and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, granting any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan; provided that there will be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any employee benefit plan or agreements or awards made thereunder or (v) taking any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan;

•       waiving, releasing or assigning any material rights under any material contract other than in the ordinary course of business;

•       amending, entering into or terminating any material contract, other than in the ordinary course of business;

•       paying, discharging, satisfying, settling, or compromising any claim, litigation, liability, obligation or any legal proceeding (except for settlements or compromises involving less than $250,000 individually or $500,000 in the aggregate, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation);

•       outsourcing any operations of the Company or its subsidiaries, including with respect to information technology systems;

•       transferring, leasing, licensing, selling, mortgaging, pledging, disposing of, encumbering or subjecting to any lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

•       incurring or modifying any material indebtedness or other material liability, or assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the obligations of any other person except in the ordinary course of business and consistent with past practice, or making any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice);

•       changing any accounting policies or procedures, unless required by a change in applicable law or GAAP;

•       making any material tax election or change in any material tax election, amending any tax returns or entering into any settlement or compromise of any material tax liability of the Company or its subsidiaries;

•       entering into any negotiation with respect to, or adopting or amending in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement;

•       entering into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

•       entering into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes;

•       making, authorizing or agreeing to make any material capital expenditures, or entering into any agreement or agreements providing for payments;

•       redeeming the rights outstanding under the Shareholder Rights Agreement dated as of July 10, 1996 by and between the Company and American Stock Transfer & Trust Company, or amending, modifying or terminating the Rights Agreement (other than as contemplated by the Merger Agreement) or rendering it inapplicable to any person or action other than as applicable to the merger agreement and the merger, or permitting the rights under the Rights Agreement to become non-redeemable at the redemption price currently in effect;

•       paying any prepaid expense of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice; or

•       entering into any agreement, contract, commitment or arrangement to take any of the actions described above.

Preparation of Proxy Statement; Shareholders’ Meeting and Board Recommendation

RemedyTemp agreed that, promptly after the execution of the merger agreement, it would prepare and file with the SEC a preliminary proxy statement, together with a form of proxy. RemedyTemp further agreed that promptly after the proxy statement and form of proxy were cleared with the SEC it would mail the definitive proxy statement and form of proxy to its shareholders.

Parent and Merger Sub agreed to cooperate with RemedyTemp in connection with the preparation of the proxy statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed in the proxy statement.

RemedyTemp will take all action necessary in accordance with applicable law and its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to call, hold and convene a meeting of its shareholders to consider the approval of the principal terms of the merger agreement, including the merger, as soon as practicable after the execution of the merger agreement. Except where the Board’s recommendation in favor of the approval of the principal terms of the merger agreement, including the merger, has been withdrawn in accordance with the merger agreement, RemedyTemp will use commercially reasonable efforts to solicit proxies in favor of the approval of the principal terms of the merger agreement, including the merger. The merger agreement provides that the proxy statement will include the recommendation of the board of directors that the shareholders adopt the merger agreement, subject to the exceptions described below under “Acquisition Proposals.”

Acquisition Proposals

The merger agreement provides that, until the effective time of the merger or six months from execution of the merger agreement (whichever is earlier), RemedyTemp and its subsidiaries will not, and will use commercially reasonable efforts to cause its each of its subsidiaries’ officers, directors, employees, advisors and agents not to, directly or indirectly:

•       knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a competing acquisition proposal;

•       provide any non-public information or data to any person relating to or in connection with a competing acquisition proposal, engage in any discussions or negotiations concerning a competing acquisition proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a competing acquisition proposal;

•       approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, or execute or enter into any competing acquisition proposal; or

•       approve, recommend, agree to or accept, or propose to do any of the foregoing, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any competing acquisition proposal.

However, before the approval of the principal terms of the merger agreement, including the merger, by the Company’s shareholders, RemedyTemp would be permitted to engage in discussions or negotiations with, or provide any non-public information to a third party if the Company receives a bona fide acquisition proposal that is made after the date of the merger agreement, if (i) RemedyTemp’s board of directors concludes in good faith (after consultation with its legal and financial advisors) that the terms of the proposal are more favorable to the Company’s shareholders than the terms of the merger with Parent and Merger Sub; (ii) RemedyTemp’s board of directors determines in good faith, after consulting with its financial advisors, that the proposal is or is reasonably likely to lead to a superior proposal; and (iii) RemedyTemp’s board of directors concludes in good faith that the failure to engage in discussions or negotiations with the third party with respect to such acquisition proposal would be inconsistent with its fiduciary obligations under applicable law. Before furnishing information with respect to itself to any person making a competing acquisition proposal, RemedyTemp must enter into a confidentiality agreement with such third party on terms no more favorable to the third party than those contained in the confidentiality agreement between RemedyTemp and Parent. Prior to providing any non-public information or data to any third party, RemedyTemp must promptly notify Parent of any such inquiry, proposal or offer received by, and any such information requested from, or any such discussions or negotiations sought to be initiated or continued with the Company, its subsidiaries, or any of their officers, directors, employees, advisors or agents. The notice must include  the material terms and conditions of the proposal and the identity of the person making the proposal, and thereafter, RemedyTemp has agreed to keep Parent reasonably informed, on a reasonably prompt basis, of the status of such discussions or negotiations and will promptly notify Parent if a superior proposal has been made.

Until such time as RemedyTemp’s shareholders adopt the merger agreement, RemedyTemp’s board of directors may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, withdraw its recommendation of the merger, but only at a time that is after the third business day following Parent’s receipt of written notice from RemedyTemp advising Parent of its intention to do so. However, until the merger agreement has been terminated in accordance with its terms, the Company will comply with its obligations to hold a shareholder meeting and to use commercially reasonable efforts to solicit from shareholders proxies in favor of the merger and to take any action necessary or advisable to secure any vote or consent of shareholders required by the General Corporation Law of the State of California to effect the merger, regardless of whether RemedyTemp’s board of directors withdraws, modifies or changes its recommendation regarding the merger agreement or recommends any other offer or proposal.

Nothing in the merger agreement prohibits RemedyTemp from disclosing to its shareholders a position with respect to a competing transaction proposal required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the board of directors concludes in good faith, after consultation with its legal advisors, that the failure to take such would be inconsistent with its fiduciary obligations to the shareholders under applicable law, provided that neither RemedyTemp nor its board of directors will approve or recommend, or propose publicly to approve or recommend, an acquisition proposal unless RemedyTemp has first terminated the merger agreement in accordance with the terms thereof.

A “competing acquisition proposal” means any proposal, in each case other than the merger with Parent and Merger Sub or as otherwise specifically contemplated by the merger agreement, relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its subsidiaries in which the holders of the voting stock of the Company immediately prior to such transaction do not own 50% or more of the voting stock of the continuing or surviving entity or the parent company of such entity, immediately after such transaction; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s subsidiaries) of the Company and its subsidiaries, taken as a whole, constituting a majority of the total consolidated assets of the Company and its subsidiaries, taken as a whole, or accounting for a majority of the total consolidated revenues of the Company and its subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person involving more than 15% of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

A “superior proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries and otherwise on terms which the RemedyTemp’s board of directors concludes in good faith (after consultation with its legal and financial advisors) are more favorable to the Company’s shareholders than the merger with Parent and Merger Sub.

Confidentiality; Access to Information

RemedyTemp will afford Parent and Parent’s accountants, counsel and other representatives and the anticipated sources of the financing (described below under “Financing”), reasonable access at all reasonable times to its directors, officers, employees and other representatives, and to all reasonably required information systems, contracts, books and records, and will make available or furnish all reasonably required financial, operating and other data and information. RemedyTemp and its subsidiaries have agreed to use their commercially reasonable efforts to cooperate with Parent regarding the planning and implementation of Parent’s integration and rationalization program to be implemented commencing at the closing of the merger.

Each of Parent and Merger Sub agrees that it will, and will direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement dated January 19, 2006 between the Company and Parent.

Public Announcements

The parties to the merger agreement have agreed not to issue any press release or otherwise make any public statements or announcements with respect to the merger and the other transactions contemplated by the merger agreement without the prior written consent of the other party, which consent will not be unreasonably conditioned, withheld or delayed, except as may be required by applicable law or any listing agreement with, or the policies of, a national securities exchange in which case the party proposing to issue the press release or announcement will use its reasonable efforts to consult with the other parties before any such issuance, to the extent practicable.

Regulatory Filings; Commercially Reasonable Efforts

Each party to the merger agreement has agreed to coordinate and cooperate with each other and use commercially reasonable efforts to comply with all legal requirements by making all filings, notices, petitions, statements or submissions of information required by any governmental entity (whether domestic or foreign) in connection with the merger, including filings under the HSR Act. In addition, each party to the merger agreement has agreed to take all actions reasonably necessary to consummate the merger. As soon as practicable but no later than 10 business days after execution of the merger agreement, the Company, Parent and Merger Sub have agreed to file Notification and Report Forms with the Department of Justice and the Federal Trade Commission with respect to the Merger.

Notification of Certain Matters

Each party to the merger agreement has agreed to give prompt notice to the other parties if any representation or warranty made by it contained in the merger agreement has become untrue or inaccurate or there has been any failure by it to materially comply with or satisfy any covenant, condition or agreement if the closing conditions related to such party’s representations and warranties or covenants would not be satisfied. The notice called for under this provision will not limit or otherwise affect the remedies available under the merger agreement to any of the parties sending or receiving such notice. Upon the request of Parent, RemedyTemp has agreed to give written notice as promptly as practicable after receiving such a request setting forth all resignations by or terminations of certain individuals employed by the Company.

Indemnification

Subject to limitations on indemnification contained in the General Corporation Law of the State of California and RemedyTemp’s Amended and Restated Articles of Incorporation, following the effective time, Parent will cause the surviving corporation to indemnify and hold harmless each of the current and former directors, officers, employees and agents of RemedyTemp or any of its subsidiaries (the “indemnified parties”) against any costs or expenses, judgments, liabilities and amounts paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the merger agreement. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent will cause the surviving corporation to pay the reasonable fees and expenses of counsel selected by the surviving corporation, and reasonably satisfactory to the indemnified parties, promptly as statements therefor are received and (ii) Parent will cause the surviving corporation to cooperate in the defense of any such matter; provided, however, that neither Parent nor the surviving corporation will be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); and, further provided, that neither Parent nor the surviving corporation will be obliged to pay the fees and disbursements of more than one counsel for all indemnified parties in any single action. In addition, neither Parent nor the surviving corporation nor any of the Company’s subsidiaries will be required to indemnify any indemnified party that is determined to have engaged in fraud or intentional misconduct to the extent that, as a result thereof, the indemnified party has failed to meet the required standard of conduct for purposes of receiving indemnification under applicable law

For a period of not less than six years after the effective time, Parent will cause the surviving corporation to, maintain or obtain directors’ and officers’ liability insurance covering those persons who were covered by RemedyTemp’s insurance policies as of May 10, 2006 on terms not less favorable than those in effect on such date. In no event will Parent or the surviving corporation be required to pay an annual premium on such insurance policy that is greater than 150 percent of the annual premium payable by RemedyTemp as of May 10, 2006 for such coverage, and in such case the surviving corporation will provide the maximum coverage that is then available for 150 percent of such annual premiums. To the extent the Company can obtain for an aggregate premium of $500,000 or less a six-year “tail” prepaid policy on the terms and conditions, in the aggregate, no less advantageous to the indemnified parties, or certain other individuals entitled to indemnification, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated by the merger agreement, then Parent and the surviving corporation will satisfy their obligations to provide directors’ and officers’ liability insurance by the Company purchasing such “tail” prepaid policy. If such “tail” prepaid policy has been obtained by the Company prior to the effective time (with the consent of Parent), Parent will cause the surviving corporation after the effective time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder.

The articles of incorporation and bylaws of the surviving corporation will, for a period of not less than six years from the effective time, contain indemnification provisions currently provided in RemedyTemp’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws as in effect on May 10, 2006.

These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns.

Continuation of Employee Benefits

From and after the effective time of the merger, Parent has agreed to cause the surviving corporation and its subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant of the Company or group of such officers, directors, employees or consultants described in the disclosure schedule to the merger agreement. To the extent permitted by law, applicable tax qualification requirements and certain other limitations, each person party to any such agreement will receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation and employee benefit plan purposes with the Company prior to the effective time.

In addition, after the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, make payments to participants in the RemedyTemp, Inc. 2006 Corporate Incentive Compensation Plan in accordance with the terms of the Plan; provided, however, that each participant in the Plan that is either (i) employed by Parent, the Company or one of its subsidiaries as of the end of the Company’s 2006 fiscal year or is (ii) terminated by Parent, the surviving corporation or one of its subsidiaries other than for cause prior to the end of the 2006 fiscal year, will be entitled to receive a prorated portion of the annual bonus payment such participant would be entitled to receive under the Plan as calculated in the disclosure schedule to the merger agreement. The surviving corporation will, and Parent will cause the surviving corporation to, make the required payment to each participant entitled to receive such a payment: (i) in the event the participant continues to be employed by Parent, the surviving corporation or one of its subsidiaries as of the end of the Company’s 2006 fiscal year, on the first payroll date occurring after the end of the Company’s 2006 fiscal year; and (ii) in the event the participant is terminated by Parent, the surviving corporation or any of its subsidiaries without cause, as soon as reasonably practicable after the participant’s date of termination, but in any event within ten (10) business days thereafter. The Company acknowledges and agrees that the maximum amount payable under the Plan for the entire 2006 fiscal year will be $3.6 million. The parties to the merger agreement have agreed that the Plan will be terminated as of the effective time except to the extent required to make the payments described above and no further bonuses will accrue under the Plan. For purposes of the Plan, “cause” means the occurrence of any of the following: (A) the employee is convicted of, or pleads guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or (B) the employee engages in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties; or (C) the employee willfully and repeatedly fails to perform or uphold his material fiduciary and other duties to the surviving corporation after having received notice from the surviving corporation of a perceived breach of the duty in question; or (D) the employee engages in willful misconduct that is significantly injurious to the surviving corporation; provided, however, that for purposes of the foregoing clauses of this sentence no act, or failure to act, on the employee’s part will be considered “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that the employee’s action or omission was in the best interest of the surviving corporation.

Financing

Parent and Merger Sub have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the financing consistent with the terms specified and described in the commitment letter by and among Parent, Goldman Sachs Credit Partners, L.P. and Bank of the West, which letter was previously delivered to RemedyTemp, and otherwise on terms reasonably acceptable to Parent, including using commercially reasonable efforts to (i) maintain in effect the commitment letter, (ii) satisfy on a timely basis all conditions applicable to Parent to obtaining the financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the closing on the terms and conditions contemplated by the commitment letter or on such other terms as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent and (iv) consummate the financing at or prior to closing. If any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Parent has agreed to use commercially reasonable efforts to promptly arrange alterative debt financing from alternative sources in an amount sufficient to consummate the merger and on terms that Parent determines reasonably acceptable to Parent. At RemedyTemp’s request, Parent will keep RemedyTemp reasonably informed with respect to all material activity concerning the debt financing. Parent will notify RemedyTemp within two business days if any financing source notifies Parent that it will no longer provide or underwrite its portion of the financing on the material terms set forth in the commitment letter or if the commitment letter expires or is terminated for any reason.

Upon a reasonable request made by Parent or Merger Sub, RemedyTemp will provide all cooperation reasonably necessary in connection with the arrangement of the financing contemplated in the commitment letter. Parent will reimburse RemedyTemp for all reasonable out-of-pocket costs incurred by RemedyTemp in connection with such cooperation.

Employee Stock Purchase Plan

The Company has agreed to cause the administrator of the Amended and Restated RemedyTemp, Inc. 1996 Employee Stock Purchase Plan (the “ESPP”) to promptly take all action necessary in accordance with the ESPP to accelerate the exercise date with respect to all outstanding options under the ESPP such that all such options will be exercisable immediately prior to the effective time. The Company will take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no offering periods under the ESPP commence after the date of the merger agreement, (ii) permit participants in the ESPP to exercise, effective as of immediately prior to the effective time, any purchase rights existing immediately prior to the effective time under the ESPP to acquire shares of Company Common Stock at the purchase price set forth in the ESPP and (iii) refund to participants in the ESPP the funds that remain in the participants’ accounts after such purchase. At the effective time the Company will terminate the ESPP.

Takeover Statutes

If any takeover statute enacted under state or federal law will become applicable to the merger or any of the other transactions contemplated by the merger agreement, each of the Company, Parent and Merger Sub and the board of directors of each of the Company, Parent and Merger Sub have agreed to grant such approvals and take such actions as are necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Disposition of Litigation

In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated by the merger agreement, the Company has agreed to keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company has agreed that it will not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

Delisting

Each of the Company, Parent and Merger Sub have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist RemedyTemp’s common stock from the NASDAQ National Market and to terminate registration under the Exchange Act, provided that such delisting and termination will not be effective until after the effective time of the merger.

Conditions to the Merger

RemedyTemp’s, Parent’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       RemedyTemp’s shareholders must have adopted the merger agreement;

•       the applicable waiting periods under the HSR Act must have expired or been terminated; and

•       no statute, rule, regulation, judgment, writ, decree, order or injunction will have been promulgated, enacted, entered or enforced, and no other action will have been taken, by any court or governmental agency that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the merger.

In addition, the obligation of Parent and Merger Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       RemedyTemp’s representations and warranties in the merger agreement regarding capitalization must be true and correct as of the date of the merger agreement, provided, however, that this condition will be deemed satisfied to the extent that, after giving effect to the failure of such representation to be true and correct, the aggregate merger consideration that would be payable in respect of all shares of RemedyTemp’s common stock actually issued and outstanding as of the date of the merger agreement plus the aggregate consideration payable in respect of all options actually issued and outstanding as of the date of the merger agreement would not exceed the aggregate consideration amount of $168,985,386 by more than $680,000;

•       RemedyTemp’s representations and warranties in the merger agreement other than those relating to capitalization must be true and correct at and as of the date of the merger agreement and as of the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of the effective time (except to the extent that any such representation and warranty expressly speaks as of a particular date or only with respect to a specific period of time, in which case such representation and warranty must be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date or period of time), provided, however, that this condition will be deemed to have been satisfied even if RemedyTemp’s representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on RemedyTemp;

•       RemedyTemp must have performed, in all material respects, all obligations required to be performed by it under the merger agreement;

•       RemedyTemp must have delivered to Parent and Merger Sub a certificate of the President or Chief Executive Officer of RemedyTemp certifying as to the satisfaction of the above three conditions;

•       there must not be any litigation pending that is brought by a governmental entity that could reasonably be expected to enjoin, restrain or prohibit the consummation of the merger or that has had or could reasonably be expected to have a material adverse effect; and

•       Parent and Merger Sub will have received the proceeds of the Financing on substantially the terms and conditions contemplated by the commitment letter by and among Parent, Goldman Sachs Credit Partners, L.P. and Bank of the West or otherwise received the proceeds of other financing on such terms and conditions as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent.

In addition, RemedyTemp’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       Parent’s and Merger Sub’s representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and at and as of the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of particular date or only with respect to a specific period of time, in which case such representation and warranty must be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date or period of time), provided, however, that this condition will be deemed to have been satisfied even if their representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement;

•       Parent and Merger Sub must have performed, in all material respects, all obligations required to be performed by them under the merger agreement at or prior to the effective time; and

•       Parent and Merger Sub must have delivered to RemedyTemp a certificate of an executive officer of Parent and Merger Sub certifying as to the satisfaction of the above two conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time before the effective time, whether before or after the shareholders have adopted the merger agreement, as follows:

•       by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company;

•       by either Parent, Merger Sub or the Company if:

•        the merger is not consummated before the six month anniversary of the date of the merger agreement, provided that no party may terminate the merger agreement pursuant to this provision if the failure of such party to perform any of its obligations under the merger agreement required to be performed by it has been the principal cause of or resulted in the failure of the merger not being consummated by the six month anniversary of the date of the merger agreement;

•        a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the merger, or any court of competent jurisdiction or a governmental entity has issued a final and non-appealable order, decree or ruling prohibiting the merger;

•        the Company does not obtain the requisite shareholder approval at the special meeting of shareholders; provided that the Company cannot terminate under this provision if the reason for not obtaining the shareholder approval is a result of the Company’s material breach of the merger agreement.

•       by the Company, if either Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach would result in a failure to perform the conditions to the obligation of the Company to effect the merger and cannot be cured by six months after the date of the merger agreement, provided the Company has given Parent and Merger Sub at least 30 days’ written notice of its intent to terminate the merger agreement and the basis for such termination;

•       by Parent and Merger Sub, if the Company has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach would result in a failure to perform the conditions to the obligation of Parent and Merger Sub to effect the merger and cannot be cured by six months after the date of the merger agreement, provided Parent and Merger Sub have given the Company at least 30 days’ written notice of its intent to terminate the merger agreement and the basis for such termination;

•       by Parent and Merger Sub, if the Company’s board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement, or the Board has approved or recommended a competing acquisition proposal; or

•       by the Company, to pursue a superior proposal as described above in “Acquisition Proposals,” provided, however, that before the Company may terminate the merger agreement to pursue a superior proposal (i) the Company will provide written notice to Parent of such determination by RemedyTemp’s board of directors, which notice will set forth the material terms and conditions of the competing acquisition proposal and the identity of the person making the competing acquisition proposal, (ii) at the end of the two business day period following the delivery of such written notice RemedyTemp’s board of directors continues to determines in good faith that the competing acquisition proposal constitutes a superior proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the superior proposal and (iv) the Company pays to Parent the termination fee described below under “Termination Fees and Expenses” within the time period provided for in the merger agreement.

Effect of Termination

In the event of termination of the merger agreement as described above in “Termination of the Merger Agreement,” the merger agreement will terminate (except for certain specified provisions), without any liability on the part of any party or its directors, officers or shareholders, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement, in which case such breaching party will be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including related attorneys’ fees) as a result of such breach. No termination of the merger agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive termination of the merger agreement in accordance with their terms. Other than as described above, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses.

Termination Fees and Expenses

The Company has agreed to pay Parent a $5.6 million termination fee if the merger agreement is terminated:

•       because the merger has not been consummated by the six month anniversary of the date of the merger agreement and at the time of such termination, the Company has not held the shareholders’ meeting;

•       by the Company in order to pursue a superior proposal as described above in “The Merger Agreement—Acquisition Proposals.”

•       by Parent and Merger due to the Company’s board of directors withdrawing or modifying its approval or recommendation of the merger or the merger agreement, or due to the Board approving or recommending a competing acquisition proposal; or

•       because a third party will have publicly made a competing acquisition proposal after the date of the merger agreement and thereafter the merger agreement is terminated, prior to the withdrawal of the competing acquisition proposal, by any party following the failure of the Company’s shareholders to adopt the merger agreement, and within 12 months after such termination the Company enters into a definitive agreement with respect to any competing transaction proposal or an acquisition of the Company has been completed.

Amendment

The parties may amend the merger agreement at any time before the effective time of the merger, provided, however, after shareholder approval has been obtained, the parties may not amend the merger agreement which would reduce the amount or change the type of consideration into which each share of the Company’s common stock will be converted upon consummation of the merger.

Waiver

At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement for the benefit of such person. Any extension or waiver must be set forth in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights and single or partial exercise of rights does not preclude further exercise of any right.

Assignment

No party may assign either the merger agreement or any of its rights, interests, or obligations under the merger agreement without the prior written approval of the other parties; provided that Merger Sub may assign all or any of its rights and obligations under the merger agreement to an affiliate of Merger Sub; provided further, however, that no such assignment will relieve the assigning party of its obligations under the merger agreement if such assignee does not perform such obligations.

Specific Performance

Each party has acknowledged that money damages would be both incalculable and an insufficient remedy for any breach of the merger agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party has agreed that, in the event of any breach or threatened breach of the provisions of the merger agreement by such party, the other party will be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

THE VOTING AGREEMENTS

This section of the proxy statement describes the material provisions of the form of voting agreement entered into by three of RemedyTemp’s directors—Greg D. Palmer, chief executive officer; Paul W. Mikos, chairman; and Robert E. McDonough, Sr., founder and vice chairman—but does not purport to describe all the provisions of the voting agreements. We urge you to read the full text of the form of voting agreement, which is attached as Annex B and incorporated by reference into this document.

General

Concurrently with the execution and delivery of the merger agreement, Messrs. Palmer, Mikos and McDonough entered into voting agreements with Parent and Merger Sub. On May 26, 2006, these shareholders together owned in excess of 24% of RemedyTemp’s shares entitled to vote on the approval of the principal terms of the merger agreement.

Voting

The shareholders signing the voting agreements agreed, among other things, to vote their shares of our common stock in favor of the adoption of the merger agreement and in favor of the merger at any meeting of our shareholders at which such matters are considered, and at every adjournment or postponement thereof, and, except with the written consent of Parent and Merger Sub, against any company acquisition proposal as described above under “The Merger Agreement—Acquisition Proposals.” The shareholders agreed not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of such provisions.

Restrictions on Transfer and Other Voting Arrangements

The shareholders signing the voting agreements also agreed not to, directly or indirectly, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any agreement, option or other arrangement with respect to, or consent to a transfer of, or reduce his, hers or its risk in a constructive sale with respect to any of their respective shares other than pursuant to the terms of the merger agreement. A constructive sale means a short sale with respect to any of the shares covered by the voting agreements, entering into or acquiring an offsetting derivative contract with respect to any of those shares, entering into or acquiring a futures or forward contract to deliver any of those shares, or entering into any other or derivate transaction that has the effect of materially changing the economic benefits and risk of ownership. The shareholders also agreed not to, directly or indirectly, grant any proxies (other than in a manner consistent with their voting obligations described above), deposit any of their shares into any voting trust, or enter into any voting arrangement with respect to any of their shares other than pursuant to the terms of the voting agreements or in a manner consistent with their obligations under the voting agreements. Each of the shareholders further agreed not to, and to cause its affiliates not to, commit or agree to take any of the foregoing actions or to take any action that may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting his, hers or its ability to perform its obligations under the voting agreements. These transfer restrictions are subject to customary exceptions for intestate transfers or transfers in connection with estate and charitable planning purposes, so long as the transferee executes a counterpart to the voting agreements.

Non-solicitation

The shareholders signing the voting agreements agreed not to, and not to permit any of their affiliates to, make or participate in, directly or indirectly, a “solicitation” (as that term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of RemedyTemp common stock intended to facilitate any company acquisition proposal or to cause shareholders of the Company not to vote and approve and adopt the merger agreement.

Termination

The voting agreements provide that they will terminate (i) upon the approval and adoption of the merger agreement at the shareholders’ meeting, (ii) upon the termination of the merger agreement in accordance with its terms, or (iii) at any time upon notice by Parent to the shareholders entering into the voting agreements.

Waiver of Dissenters’ Rights

To the extent permitted by applicable law, each shareholder entering into the voting agreements agreed to waive any rights of appraisal or rights to dissent from the merger that he, she or it may have under applicable law.

McDonough Voting Agreement

The voting agreement entered into by Mr. McDonough provides that, in consideration of Mr. McDonough’s covenants and agreements in the voting agreement, during the period from December 3, 2007, the date of expiration of that certain Amended and Restated Employment Agreement between the Company and Mr. McDonough, dated as of January 7, 1998 as amended, until the 18-month anniversary of such date, Parent will, or will cause the surviving corporation to, provide medical insurance benefits to Mr. McDonough on substantially the same terms provided to other executive officers of Parent.

DISSENTERS’ RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenters’ rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of California law, which are attached to this proxy statement as Annex D. Shareholders intending to exercise dissenters’ rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

Under Chapter 13 of the General Corporation Law of the State of California, certain holders of our stock may, by complying with the provisions of Chapter 13 and in lieu of receiving the cash consideration provided for in the merger, obtain cash for any shares that were not voted in favor of the merger at the fair market value of such shares. In general, a shareholder of a company electing to exercise dissenters’ rights must satisfy each of the following requirements set forth in Chapter 13: (i) the dissenting shareholder must not have voted in favor of the merger, (ii) the dissenting shareholder must make a written demand to have the Company purchase the dissenting shares for cash at their fair market value, which demand must be received by the company by the date of the special meeting to approve the principal terms of the merger agreement (voting against the merger does not constitute a demand), and (iii) the dissenting shareholder must submit the certificates representing the dissenting shares to the company at its principal office to be stamped or endorsed with a statement that the shares are dissenting shares. Shareholders will not be entitled to dissenters’ rights unless timely demands for payment are filed with respect to five percent or more of the outstanding shares of Company common stock.

Within ten days after approval of the merger by the Company’s shareholders, if five percent or more of the outstanding shares of the Company’s common stock have established dissenters’ rights, the Company will mail to any shareholder who may have a right to require the Company to purchase his, her or its shares for cash as a result of making such a demand, a notice that the required shareholder approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, was obtained. The notice will set forth the price determined by the Company to represent the fair market value of the dissenting shares and a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters’ rights, and will be accompanied by a copy of sections 1300 through 1304 of the General Corporation law of the State of California.

A shareholder wishing to exercise dissenters’ rights must deliver to us a demand that satisfies the following requirements: (i) the demand must be made by the person who was the shareholder of record on the record date (or his or her duly authorized representative), and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the record date, (ii) the demand must state the number and class of shares held of record by such shareholder making the demand, and (iii) the demand must include a demand that we purchase the shares at what such shareholder claims to be the fair market value of the shares on the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. The shareholder’s statement of fair market value constitutes an offer by such dissenting shareholder to sell the dissenting shares to us at such price.

In addition, the following conditions should be complied with to ensure that the demand is properly executed and delivered: (i) the demand should be sent by registered or certified mail, return receipt requested, (ii) the demand should be accompanied by the certificates representing the dissenting shares, (iii) the demand should be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the certificate(s) evidencing the dissenting shares (a demand for the purchase of shares owned jointly by more than one person should identify and be signed by all such holders), and (iv) any person signing a demand for purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and, if we so request, furnish written proof of his or her capacity and authority to sign the demand.

A shareholder may not withdraw a demand for payment without our consent. For purposes of exercising dissenters’ rights with respect to the merger, a demand by a shareholder will not be effective for any purpose unless it is received by us (or our transfer agent) by the date of the special meeting to approve the principal terms of the merger agreement.

If we and a dissenting shareholder agree that the shares so held are eligible for dissenters’ rights and agree upon the price of such shares, the dissenting shareholder is entitled to receive from us the agreed price, with interest thereon from the date of such agreement calculated at the legal rate. Any agreement fixing the fair market value of dissenting shares as between us and the holders thereof must be filed with our Corporate Secretary. Subject to certain provisions of Section 1303 and Section 1306 of the General Corporation Law of the State of California, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or within 30 days after the statutory or contractual conditions to the merger are satisfied, whichever is later.

If we and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either the shareholder or any interested corporation may file a complaint for judicial resolution of the dispute in the California Superior Court of the proper county. The complaint must be filed within six months after the date on which the notice of approval of the merger was mailed to the shareholders. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares as dissenting shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable. If the appraised value exceeds the price offered by us, we must pay the costs. If the appraised value exceeds 125% of the price offered by us, such costs may include, at the court’s discretion, attorneys’ fees, fees of expert witnesses and interest calculated at the legal rate.

Except as expressly limited by Chapter 13, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares may lose their status as dissenting shares and the right to demand payment will terminate if (i) the merger is abandoned; (ii) the dissenting shares are transferred before being submitted for the required endorsement or are surrendered for conversion into shares of another class in accordance with the Company’s Amended and Restated Articles of Incorporation; (iii) the dissenting shareholder and the Company do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares and the dissenting shareholder fails to file suit against the Company or intervene in a pending action within six months after the date on which the notice that its shareholders have approved the merger; or (iv) with the consent of the Company, the dissenting shareholder withdraws his or her demand for the purchase of the dissenting shares.

Written demands, notices or other communications which a shareholder wishes to send to us concerning the exercise of dissenters’ or appraisal rights should be addressed to RemedyTemp, Inc., 101 Enterprise, Aliso Viejo, California, 92526, Attn: Corporate Secretary.

Failure by any shareholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such shareholder’s statutory dissenters’ rights.

Failure to comply strictly with all of the procedures set forth in Chapter 13 of the General Corporation Law of the State of California will result in the loss of a shareholder’s statutory dissenters’ rights. In view of the complexity of Chapter 13, holders of shares of our common stock who may wish to pursue dissenters’ rights should promptly consult their legal advisors.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Since July 11, 1996, the Company’s Class A common stock has been traded on the NASDAQ National Market under the symbol “REMX.”  Prior to July 11, 1996, the Company’s stock was not publicly traded. The following table sets forth the high and low sales prices for the Class A common stock for the periods indicated as reported by The NASDAQ Stock Market.

	High	Low
2004
First quarter	$13.49	$10.25
Second quarter	$14.25	$10.55
Third quarter	$14.50	$11.26
Fourth quarter	$12.40	$6.95
2005
First quarter	$11.95	$9.61
Second quarter	$11.77	$9.30
Third quarter	$11.00	$7.50
Fourth quarter	$9.80	$7.55
2006
First quarter	$9.49	$6.51
Second quarter	$12.73	$9.20
Third quarter (through May 31, 2006)	$16.75	$10.40

On May 10, 2006, the last trading day before the public announcement of the execution of the merger agreement, the closing sale price for RemedyTemp common stock as reported on the NASDAQ National Market was $12.20 per share. On May 31, 2006, the closing sale price for RemedyTemp common stock as reported on the NASDAQ National Market was $16.51 per share. Shareholders should obtain a current market quotation for RemedyTemp common stock before making any decision with respect to the merger. As of May 26, 2006, there were 87 shareholders of record of the Company’s Class A common stock and 5 shareholders of record of the Company’s Class B common stock.

Subsequent to the Company’s initial public offering in fiscal year 1996, the Company has not declared or paid cash dividends on its Class A or Class B common stock and does not anticipate that it will do so in the foreseeable future. The present policy of the Company is to retain earnings for use in its operations and the expansion of its business. Under the merger agreement, we have agreed not to pay any cash dividends on our capital stock before the closing of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the following information as of May 26, 2006: (i) the number of shares of the Company’s Class A common stock beneficially owned by those known by the Company to be beneficial owners of more than five percent (5%) of the outstanding shares of the Company’s Class A common stock; and (ii) the number of shares of the Company’s Class A and Class B common stock beneficially owned by each director and executive officer named in the Summary Compensation Table in the Company’s proxy statement filed with the Securities and Exchange Commission on January 13, 2006, and by all directors and executive officers of the Company as a group. On May 26, 2006, there were 9,007,796 shares of Class A common stock outstanding and 798,188 shares of Class B common stock outstanding. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse and shares held in trust, the persons and entities named in the table below generally have sole voting and investment power with respect to all shares shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to the Company by such beneficial owners.

Beneficial Owner	Class A Common Stock: Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)	Class B Common Stock: Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class (%)
William D. Cvengros(3)(4)	40,853	*	—	—
Gary Brahm(4)(9)	7,117	*	—	—
Robert A. Elliott(3)(4)	47,300	*	—	—
Mary George(4)(5)	30,820	*	—	—
Gunnar B. Gooding(6)	41,100	*	—	—
J. Michael Hagan(3)	40,353	*	—	—
Monty A. Houdeshell(7)	81,000	*	—	—
Janet L. Hawkins(8)	31,000	*	—	—
Robert E. McDonough, Sr.(4) 101 Enterprise Aliso Viejo, CA 92656	1,373,200	14.8%	195,568	24.5%
Paul W. Mikos(4)(10) 101 Enterprise Aliso Viejo, CA 92656	123,872	1.3%	565,980	70.9%
Greg Palmer(4)(11)(12)	257,030	2.8%	—	—
John B. Zaepfel(3)(4)	37,853	*	—	—
Dimensional Fund Advisors Inc.(13) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	580,900	6.4%	—	—
FMR Corp(14) 82 Devonshire Street Boston, MA 02109	854,600	9.5%	—	—
Royce and Associates LLC(15) 1414 Avenue of the Americas Ninth Floor New York, NY 10019	739,870	8.2%	—	—
T. Rowe Price Associates, Inc.(16) 100 East Pratt Street Baltimore, MD 21202	867,000	9.6%	—	—
Putnam LLC(17) One Post Office Square Boston, MA 02109	471,989	5.2%	—	—
Wells Fargo & Company(18) 420 Montgomery Street San Francisco, CA 94163	591,500	6.6%	—	—

Babson Capital Management LLC(19) Independence Wharf 470 Atlantic Avenue 11th Floor Boston, MA 02210	569,100	6.3%	—	—
Peninsula Capital Management, Inc.(20) 235 Pine Street, Suite 1818 San Francisco, CA 92656	470,562	5.2%	—	—
Wellington Management Company, LLP(21) 75 State Street Boston, MA 02109	584,498	6.5%	—	—
Tamarack Enterprise Fund(22) 100 Fifth Street, Suite 2300 Minneapolis, MN 55402	543,400	6.0%	—	—
All directors and executive officers as a group (12 persons)	2,111,498	22.7%	761,548	95.4%

*       Less than one percent.

(1)    The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 promulgated under the Exchange Act. Shares not outstanding that are subject to vested options, or options that vest and become exercisable by the holder thereof within sixty (60) days of May 26, 2006, are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person. Unless otherwise noted, all shares listed as beneficially owned by a shareholder are actually outstanding.

(2)    Holders of Class B common stock are not entitled to any vote on matters submitted to a shareholder vote except as to certain amendments to the Articles of Incorporation, certain mergers (including the merger to which this proxy statement relates) and as otherwise required by law. The Class B common stock automatically converts into Class A common stock on a share-for-share basis upon the earliest to occur of (i) a transfer to a non-affiliate of the holder thereof in a public offering pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act of 1933, as amended, (ii) the death or legal incapacity of Robert E. McDonough, Sr. or (iii) the tenth anniversary of the closing of the Company’s initial public offering.

(3)    Includes 30,000 shares of Class A common stock that are issuable upon exercise of vested non-employee director stock options.

(4)    Includes shares held by certain trusts established for the benefit of the shareholder and/or the shareholder’s family.

(5)    Includes 20,000 shares of Class A common stock that are issuable upon exercise of vested non-employee director stock options.

(6)    Includes 25,000 and 10,000 shares of restricted Class A common stock that vest five years from the grant dates of December 18, 2001 and February 26, 2003, respectively, or earlier, if certain pre-established performance goals have been met. Also includes 6,000 shares of Class A common stock that are issuable upon exercise of vested stock options that are subject to a lock-up agreement.

(7)    Includes 45,000 and 15,000 shares of restricted Class A common stock that vest five years from the grant dates of December 16, 2002 and February 26, 2003, respectively, or earlier, if certain pre-established performance goals have been met. Also includes 21,000 shares of Class A common stock that are issuable upon exercise of vested stock options that are subject to a lock-up agreement.

(8)    Includes 25,000 shares of restricted Class A common stock that vest five years from the grant date of July 21, 2003. Also includes 6,000 shares of Class A common stock that are issuable upon exercise of vested stock options that are subject to a lock-up agreement.

(9)    Includes 5,000 shares of Class A common stock that are issuable upon exercise of vested non-employee director stock options.

(10)  Includes 123,872 shares of Class A common stock that are issuable upon exercise of vested stock options.

(11)  Includes 1,435 shares of Class A common stock held by Mr. Palmer’s spouse.

(12)  Includes 150,000 and 100,000 shares of restricted Class A common stock that vest five years from the grant dates of December 18, 2001 and February 26, 2003, respectively, or earlier, if certain pre-established performance goals have been met.

(13)  Security ownership information for the beneficial ownership is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2006. Dimensional Fund Advisors Inc. (“Dimensional”) reported on this Schedule 13G that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). Dimensional reported that in its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds; however, all securities reported in this Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(14)  Security ownership information for the beneficial ownership is based solely on a Schedule 13G, Amendment No. 7, filed with the SEC on February 14, 2006. FMR Corp. (“FMR”) reported on this Schedule 13G that Fidelity Management & Research Company, a wholly owned subsidiary of FMR (“Fidelity”), is the beneficial owner of 854,600 shares of the Company’s Class A common stock as a result of acting as investment adviser to various investment companies (the “Funds”). FMR reported that the ownership of one of the Funds, Fidelity Low Priced Stock Fund, amounted to 854,600 shares of Class A common stock and that Edward C. Johnson 3d and FMR each has sole dispositive power as to the 854,600 shares owned by the Funds. FMR reported that neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares held by the Funds, which power resides with the Funds’ Boards of Trustees.

(15)  Security ownership information for the beneficial ownership is taken from the Schedule 13G/A filed with the SEC on January 31, 2006.

(16)  Security ownership information for the beneficial ownership is taken from the Schedule 13G/A filed with the SEC on February 14, 2006.

(17)  Security ownership information for the beneficial ownership is taken from the Schedule 13G/A filed with the SEC on February 10,2006. Putnam, LLC d/b/a Putman Investments (“Putnam”) reported on this Schedule 13G that its wholly owned subsidiaries, Putnam Investment Management, LLC (“PIM”), which acts as investment adviser to mutual funds, and The Putnam Advisory Company, LLC (“PAC”), which acts as investment adviser to institutional clients, beneficially own 271,954 and 200,035 shares, respectively, of the Company’s Class A common stock. Putnam reported that both subsidiaries have dispositive power over the shares of Class A common stock, but PIM’s mutual fund’s trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients.

(18)  Security ownership information for the beneficial ownership is taken from the Schedule 13G/A filed with the SEC on February 7, 2006.

(19)  Security ownership information for the beneficial ownership is taken from the Schedule 13G filed with the SEC on January 13, 2006. Babson Capital Management LLC reported on this Schedule 13G that it has sole voting power as to 25,700 and shared voting power as to 543,400 shares of Class A common stock and has sole dispositive power as to all 569,100 shares of Class A common stock.

(20)  Security ownership information for the beneficial ownership is taken from the Schedule 13G filed with the SEC on March 8, 2006. Peninsula Capital Management, Inc. reported on this Schedule 13G that the all of the shares of Class A Common Stock reported in the Schedule 13G are held in the account of Peninsula Fund, L.P., a private investment fund, and that Peninsula Capital Management, L.P. may be deemed to be a beneficial owner of such securities by virtue of its role as the general partner of Peninsula Fund, L.P. Peninsula Capital Management, Inc.

and Scott Bedford, Managing Member of Peninsula Capital Management, Inc. and Peninsula Fund, L.P., reported on this Schedule 13G that they have shared voting power and shared dispositive power as to 470,562 shares of Class A common stock.

(21)  Security ownership information for the beneficial ownership is taken from the Schedule 13G filed with the SEC on February 14, 2006. Wellington Management Company, LLP (“Wellington”) reported on this Schedule 13G that it has shared voting power as to 208,498 shares of Class A common stock and shared dispositive power as to all 584,498 shares of Class A common stock. Wellington reported that, in its capacity as investment adviser, it may be deemed to beneficially own 584,498 shares of Class A common stock which are held of record by clients of Wellington who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(22)  Security ownership information for the beneficial ownership is taken from the Schedule 13G filed with the SEC on January 25, 2006.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

If there are insufficient votes at the time of the special meeting to approve the principal terms of the merger agreement, we intend to propose to adjourn our special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the principal terms of the merger agreement. We do not intend to propose adjournment at our special meeting if there are sufficient votes to approve the principal terms of the merger agreement. If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our Class A common stock represented and voting at the special meeting.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold our 2007 annual meeting of shareholders. If that meeting is held, shareholders who wish to include proposals in next year’s proxy statement and proxy card for action at the annual meeting must cause their proposals to be received in writing by the Company at its address set forth on the first page of this proxy statement no later than September 22, 2006. Such proposals should be addressed to the Company’s Secretary, and may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. In addition, if a shareholder wishes to present a proposal at the Company’s 2007 annual meeting of shareholders and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance notice to the Company prior to the deadline for the annual meeting determined in accordance with the Company’s bylaws. Under the Company’s bylaws, in order to be deemed properly presented, the notice of a proposal must be in writing delivered to the Company’s secretary at the principal executive offices of the Company no less than 60 days and no more than 120 days prior to the originally scheduled annual meeting date. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the scheduled annual meeting was mailed or the day on which the public disclosure was made. If a shareholder gives notice of the proposal after the above-described deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting. All shareholder proposals must be in the form required by the Company’s bylaws.

OTHER MATTERS

Other Business at the Special Meeting

As of the date of this proxy statement, the board of directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that RemedyTemp does not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their discretion. If RemedyTemp becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

RemedyTemp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any reports, statements or other information filed by RemedyTemp at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. RemedyTemp’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

Our public filings are also available free of charge on our web site at http://www.remedytemp.com. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

RemedyTemp, Inc.
101 Enterprise
Aliso Viejo, California 92656
Attention: Corporate Secretary
(949) 425-7600

If you would like to request documents, please do so by June 15, 2006 in order to receive them before the special meeting.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 2, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KOOSHAREM CORPORATION,

RT ACQUISITION CORP.

AND

REMEDYTEMP, INC.

DATED AS OF May 10, 2006

LIST OF COMPANY DISCLOSURE SCHEDULES

LIST OF PARENT DISCLOSURE SCHEDULES

SECTION 2.3	NO CONFLICT; REQUIRED FILINGS AND CONSENTS

INDEX OF DEFINED TERMS

Page
1996 Stock Incentive Plan	A-11
2006 Bonus Plan	A-34
Acquiring Person	A-26
affiliate	A-5
Affiliate Transaction	A-25
Agreement	A-1
California Merger Agreement	A-2
Cause	A-34
Certificates	A-5
CGCL	A-1
Class A Common Stock	A-3
Class B Common Stock	A-3
Cleanup	A-41
Closing	A-6
Closing Date	A-6
Code	A-5
Commitment Letter(s)	A-8
Company	A-1
Company 2005 Form 10-K	A-13
Company Acquisition	A-42
Company Acquisition Proposal	A-42
Company Board	A-1
Company Common Stock	A-3
Company Disclosure Schedule	A-10
Company Material Contracts	A-22
Company Preferred Stock	A-10
Company SEC Reports	A-13
Company Shareholder Approval	A-26
Company Shareholders’ Meeting	A-8
Company Superior Proposal	A-29
Confidentiality Agreement	A-42
control	A-5
Copyrights	A-21
Credit Agreement	A-42
Dissenting Shares	A-3
DOJ	A-32
Effect	A-10
Effective Time	A-2
Employee Plans	A-15
Environmental Claim	A-42
Environmental Laws	A-43
ERISA	A-15
ERISA Affiliate	A-15
ESPP	A-36
Exchange Act	A-7
Exchange Agent	A-4
Exchange Fund	A-4

v

Financing	A-8
Financing Sources	A-30
Franchise	A-43
Franchisees	A-43
Franchising Contract	A-43
FTC	A-32
FTC Rule	A-14
GAAP	A-43
Governmental Entity	A-9
Hazardous Materials	A-43
HSR Act	A-7
Indemnified Parties	A-32
Insurance Policies	A-22
Intellectual Property Rights	A-21
IRS	A-18
Leased Real Property	A-44
Licensed Franchise	A-44
Lien	A-7
Material Adverse Effect	A-10
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-3
Merger Sub Representatives	A-31
Non-Employee Director Plan	A-11
Non-Solicitation Agreement	A-25
Option Plans	A-6
Options	A-6
Parent	A-1
Parent Disclosure Schedule	A-6
Participant	A-34
Patents	A-21
Permits	A-17
Permitted Liens	A-44
Person	A-45
Proxy Statement	A-8
Real Property	A-45
Real Property Leases	A-45
Regulatory Laws	A-8
Release	A-45
Required Approvals	A-31
Restricted Stock	A-11
Rights	A-11
Rights Agent	A-45
Rights Agreement	A-11
Sarbanes-Oxley	A-13
SEC	A-45
SEC Reports	A-13
Securities Act	A-7

Series A Preferred Stock	A-11
Software	A-21
Solvent	A-9
Subsidiary	A-45
Surviving Corporation	A-1
Takeover Statute	A-25
Tax Return	A-46
Taxes	A-46
Termination Date	A-38
Territorial Rights	A-15
Trademarks	A-21
Traditional Franchise	A-46
Treasury Regulations	A-46
UFOC	A-14
Voting Agreement	A-1
Voting Group	A-1
WARN Act	A-25

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2006 (this “Agreement”), by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), RT ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and REMEDYTEMP, Inc., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the General Corporation Law of the State of California (the “CGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), all in accordance with the CGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition for Parent and Merger Sub to enter into this Agreement, the shareholders of the Company listed on Schedule 1.01 hereto (collectively, the “Voting Group”) have each entered into a voting agreement, dated as of the date hereof, with Parent and Merger Sub (the “Voting Agreement”), which agreements provide, among other things, that, subject to the terms and conditions thereof, the members of the Voting Group party thereto will vote their shares of Company Common Stock (as defined below) in favor of the Merger and the approval and adoption of this Agreement and against certain competing transactions; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has resolved to recommend to its shareholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1.   The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2.   Effective Time.   As promptly as practicable, and in any event within two business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (the “California Merger Agreement”), consistent with this Agreement and in form and substance satisfactory to the parties hereto, together with accompanying officers’ certificates, with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the time of such filing, or such later time as shall be specified therein, being the “Effective Time”).

SECTION 1.3.   Effects of the Merger.   At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.   Subsequent Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.5.   Articles of Incorporation; By-Laws; Directors and Officers.

(a)   Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Articles of Incorporation of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit A attached hereto, and, as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with CGCL and as provided in such Articles of Incorporation.

(b)   Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated By-Laws of the Company shall be amended and restated to read in their entirety substantially as set forth in Exhibit B attached hereto, and, as so amended and restated shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with CGCL and as provided in such By-Laws.

(c)   Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and By-Laws, or as otherwise provided by applicable law. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and Merger Sub shall cause the directors of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Surviving Corporation’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective Articles of Incorporation and By-Laws or equivalent organizational documents of each such Subsidiary.

SECTION 1.6.   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) or any shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)   Company Common Stock.   Subject to Section 1.6(e) hereof, each share of Company Common Stock (together with the associated Rights under the Shareholder Rights Agreement) that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation, and become exchangeable for, an amount in cash equal to $17.00 per share of Company Common Stock (as such amount may be adjusted pursuant to Section 1.6(e)), without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)   Merger Sub Common Stock.   Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

(c)   Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock.   All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d)   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder’s shares as determined in accordance with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be only entitled to such rights as are provided by the CGCL with respect to such Dissenting Shares), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the CGCL. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the Merger Consideration in accordance with Section 1.6(a). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

(e)   Adjustments.   If, at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration shall be adjusted appropriately.

SECTION 1.7.   Exchange of Certificates.

(a)   Exchange Agent.   At the Effective Time, the Surviving Corporation shall deposit with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)   Exchange Procedure for Certificates.   As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

(c)   No Further Ownership Rights in Company Common Stock.   All consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

(d)   Termination of the Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due on Company Common Stock, under applicable law. All rights of any former holder of Company Common Stock to receive the Merger Consideration hereunder shall, to the extent such Merger Consideration remains unclaimed, terminate on the date that is three months prior to the date on which such unclaimed Merger Consideration would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   No Liability.   None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)    For purposes of this Agreement, “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(ii)   For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

(f)    Investment of the Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g)   Withholding Rights.   The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

SECTION 1.8.   Stock Plans.

(a)   Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s stock option plans listed in Section 3.2 of the Company Disclosure Schedule, each as amended (collectively, the “Option Plans”), or granted other than pursuant to such Option Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from Merger Sub or the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to be net of applicable withholding Taxes).

(b)   Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

SECTION 1.9.   Time and Place of Closing.   Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Stradling Yocca Carlson & Rauth, 302 Olive Street, Santa Barbara, California, at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”). The Merger and the other transactions contemplated hereby shall be deemed to have become effective at 12:01 a.m. on the Closing Date.

SECTION 1.10.   Associated Rights.   References in Article I of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Rights.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Parent Disclosure Schedule”), each of Merger Sub and Parent hereby represents and warrants to the Company as follows:

SECTION 2.1.   Organization.   Each of Merger Sub and Parent is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

SECTION 2.2.   Authority.   Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and the Voting Agreement, as applicable, and carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and by the Voting Agreement have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder or thereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and thereby. This Agreement and the Voting Agreement have been duly executed and delivered by each of Merger Sub and Parent and constitute a legal, valid and binding obligations of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.3.   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement and the Voting Agreement by each of Merger Sub and Parent, as applicable, do not, and the performance of this Agreement and the Voting Agreement by each of Merger Sub and Parent, as applicable, and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate in any material respect any law, statute, rule, regulation, court order, judgment, decree, ruling, writ or injunction applicable to Merger Sub, Parent or any of its Subsidiaries or by which their respective property is bound or subject, (ii) violate or conflict with the Articles of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Parent or the comparable organizational documents of any of its Subsidiaries or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever (“Lien”) on any of the property or assets of Merger Sub, Parent or any of its Subsidiaries pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub, Parent or any of its Subsidiaries is a party or by which either Merger Sub, Parent or any of its Subsidiaries or any of their respective properties are bound or subject except for such breaches, defaults, rights, or Liens which would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b)   Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of an appropriate Agreement of Merger and accompanying officers’ certificates as required by the CGCL, neither Merger Sub, Parent nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement or the Voting Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. For purposes of this Agreement, “Regulatory Laws” means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company or its Subsidiaries, including, without limitation, the Uniform Franchise Offering Circular Guidelines to the extent adopted by a Governmental Entity.

SECTION 2.4.   Financing Arrangements.   A true and correct copy of the commitment letter, dated as of the date hereof, by and among Parent, Goldman Sachs Credit Partners L.P. and Bank of the West (the “Commitment Letter”), has previously been provided to the Company. Pursuant to the Commitment Letter, the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide a senior secured first lien term loan facility and a senior secured first lien revolving credit facility and, if applicable, a senior secured second lien term loan facility in an aggregate amount sufficient to pay (or provide the funds for the Surviving Corporation to pay) (a) the aggregate Merger Consideration, (b) all amounts contemplated by Section 1.8 and (c) all related fees and expenses, in each case when due (the “Financing”). The Commitment Letter, in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of any Commitment Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement.

SECTION 2.5.   No Prior Activities.   Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including the Financing), Merger Sub has not incurred any obligations or liabilities, other than in connection with its formation, and has not engaged in any business or activities of any type or kind whatsoever.

SECTION 2.6.   Brokers.   Except for Goldman, Sachs & Co. and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub, Parent or any of its Subsidiaries.

SECTION 2.7.   Information Supplied.   None of the information to be supplied in writing by Merger Sub or Parent specifically for inclusion in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and at the time of the meeting of the Company’s shareholders to consider and vote upon the Merger Agreement (the “Company Shareholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Shareholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied in writing by either Merger Sub or Parent specifically for inclusion in the Proxy

Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Parent, as applicable, and provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

SECTION 2.8.   No Reliance.   Parent acknowledges that none of the Company, its Subsidiaries, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Schedule. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the businesses of the Company or its Subsidiaries, or (b) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III, or a covenant set forth in Article IV.

SECTION 2.9.   Solvency.   As of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letter, and payment of all related fees and expenses, and assuming for these purposes that, as of the Effective Time, the representations set forth in Sections 3.2, 3.6(b) and (c), 3.7, 3.9, 3.12, 3.13, 3.14, 3.15, 3.18 and 3.19 hereof shall be true and correct in all material respects, to the knowledge of Parent, each of Parent and the Surviving Corporation are Solvent. For the purposes of this Section 2.9, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Schedule”), or in any Company SEC Reports (as defined in Section 3.6(a)) filed and publicly available prior to the date of this Agreement, the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Parent as follows:

SECTION 3.1.   Organization and Qualification.   The Company and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and corporate authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business in all material respects as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties in this Section 3.1 shall not apply to any qualification, power or authority to operate as a franchisor in any jurisdiction, as all such franchise matters are addressed exclusively in Section 3.8 below. For purposes of this Agreement, “Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect”) that (A) is or would reasonably be expected to result in a material adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of the Company and all of its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prohibit or materially restrict or impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company and its Subsidiaries and Franchises operate, (ii) political instability, acts of terrorism or war, (iii) any change affecting the United States economy generally or the economy of any region in which such entity or any of its Subsidiaries conducts business that is material to the business of such entity and its Subsidiaries, (iv) any change in the Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, or (viii) the execution and performance of or compliance with this Agreement, unless, in the case of clause (i), (ii), (iii) or (vii) above, such Effect would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business, results of operations or net assets of the Company and its Subsidiaries, taken as a whole, relative to other affected Persons.

SECTION 3.2.   Capitalization.   The authorized capital stock of the Company consists of (i) 50,000,000 shares of Class A Common Stock, (ii) 4,530,000 shares of Class B Common Stock and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 9,007,796 shares of Class A Common Stock were issued and outstanding;

(B) 798,188 shares of Class B Common Stock were issued and outstanding; (C) 54,530 shares of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) were reserved for issuance upon the exercise of outstanding rights to purchase shares of Series A Preferred Stock (the “Rights”) issued under the Shareholder Rights Agreement, dated as of June 16, 1996, by and between the Company and American Stock Transfer & Trust Company, as the Rights Agent (the “Rights Agreement”), of which no shares of Series A Preferred Stock were issued or outstanding; (D) 1,800,000 shares of Company Common Stock were reserved for grants of Options and restricted shares of Company Common Stock (“Restricted Stock”) under the Amended and Restated 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”), of which 672,408 shares were subject to issued and outstanding Options granted under the 1996 Stock Incentive Plan and 677,500 shares of Restricted Stock are issued and outstanding under the 1996 Stock Incentive Plan; (E) 75,000 shares of Company Common Stock were reserved for issuance under the Non-Employee Director Plan dated as of March 16, 1998 (the “Non-Employee Director Plan”), of which 48,796 shares were issued and outstanding; and (F) all Options and Restricted Stock were granted under the Option Plans and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Option Plans and forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Option Plans have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Option Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of the Company or to provide funds to or make any investment in the form of a loan or capital contribution in any entity and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other trigger event). There are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries. The Company has provided to Parent and Merger Sub a correct and complete list of each Option, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. To the knowledge of the Company, no shareholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Voting Agreement.

SECTION 3.3.   Subsidiaries.   Each Subsidiary, Traditional Franchise and Licensed Franchise of the Company is identified on Section 3.3 of the Company Disclosure Schedule. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan or capital contribution) in the Company’s Subsidiaries or any other Person. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4.   Authority.   The Company has the requisite corporate power and corporate authority to enter into this Agreement and, subject in the case of the Merger Agreement to obtaining the Company Shareholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, and, subject in the case of the Merger Agreement to obtaining the Company Shareholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.5.   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), conflict with or violate in any material respect any law, statute, rule, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or the comparable organizational documents of any of its Subsidiaries or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, including any Franchising Contract, permit, license, certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective properties are bound or subject.

(b)   Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing and recordation of the California Merger Agreement and other documents required by the CGCL, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

SECTION 3.6.   SEC Filings; Financial Statements.

(a)   The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since September 30, 2002 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) and (ii) did not at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b)   The consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c)   Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended October 2, 2005 (the “Company 2005 Form 10-K”) or in the footnotes to such balance sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities or obligations incurred (i) since October 2, 2005 in the ordinary course of business consistent with past practice or (ii) in connection with this Agreement.

(d)   The Company is in compliance with, and has complied, in all material respects with, the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, “Sarbanes-Oxley”). The Company has previously made available to Parent and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to the Company 2005 Form 10-K. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls.

SECTION 3.7.   Absence of Certain Changes or Events. Since October 2, 2005, except as contemplated by this Agreement, there has not been:

(a)   any effect, change, fact, event, occurrence, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect; or

(b)   any event, action or occurrence that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(c), (f), (g) (to the extent in excess of the amounts provided for in Section 3.7(b) of the Company Disclosure Schedule or otherwise representing an increase in compensation of more than 4%), (h), (j), (k), (m) or (n) hereof.

SECTION 3.8.   Franchises.

(a)   Compliance with Laws.   Since September 30, 2002: (i) the Company and its Subsidiaries have effected all material filings and registrations required by applicable law for the offer and sale of franchises and the conduct of a franchising business required by their activities in every jurisdiction in which they operate or offer franchise opportunities, (ii) all offers and sales of franchises have been made in all material respects pursuant to effective registrations, exemptions or exclusions as required by applicable law, and in connection with consummation of each transaction evidenced by a Franchising Contract, disclosure documents, if required, and execution copies of Franchising Contracts and related documents were provided on a timely basis as required by applicable law, and (iii) each disclosure document delivered to current or former Franchisees and each disclosure document provided to any Governmental Entity was correct and complete in all material respects when delivered or provided, and made in all material respects all disclosures required by applicable law.

(b)   Franchise Registrations.   All franchise registrations of the Company and its Subsidiaries are effective and are not subject of any existing or, to the knowledge of the Company, threatened, claim, action, suit or proceeding which might, in whole or in part, result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which may impede or preclude the Company’s ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into Franchising Contracts in any jurisdictions in any material respect; provided, however, that the execution of this Agreement and/or consummation of the transactions contemplated hereby may result in the Company or its Subsidiaries having to temporarily cease franchise sales, prepare amendments to its or its or their UFOC(s) (as defined below), and file amendments for its or their franchise requirements prior to resuming offers and sales of franchises.

(c)   FTC Rule.   The Company is in compliance, and has since September 30, 2002 been in compliance, in all material respects with the applicable requirements of the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (the “FTC Rule”), and is in compliance, and has since September 30, 2002 been in compliance, in all material respects, with the applicable requirements of law pertaining to the offer and sale of franchises.

(d)   UFOC Disclosure.   Since September 30, 2002, each uniform franchise offering circular of the Company and its Subsidiaries (each, an “UFOC”), was in material compliance, as of the effective date of such UFOC, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure laws of those states with which the Company has obtained registration or exemption of franchise offers and sales.

(e)   Certain Violations.   The Company is not subject to a notice of violation of the FTC Rule or any franchise registration law, and the Company is not the subject of any cease and desist order issued by the Federal Trade Commission regarding the Company’s franchising activities.

(f)    Exclusivity Arrangements.   Except as set forth in the Franchising Contracts, or except as may be granted by operation of law, no franchisee or developer of the Company has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement with the Company or any of its affiliates which in any case would be material to the Company (collectively, the “Territorial Rights”) pursuant to which (i) the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or expansion of the franchisee’s territory. Except as may be granted by operation of law, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee.

(g)   Certain Additional Matters.   Section 3.8(g) of the Company Disclosure Schedule sets forth a true and complete list of each Franchise of the Company, setting forth the location of such Franchise, the operator thereof, the date of expiration of the applicable Franchise relationship, the royalty rate or other payment arrangements applicable thereto and whether the applicable Franchisee owes any past due amounts to the Company or any of its Subsidiaries, whether pursuant to a loan, royalty abatement or otherwise. The Franchising Contracts previously provided by the Company to Parent and Merger Sub accurately reflect, in all material respects, the royalty and other payment arrangements applicable to the subject Franchisee, and there has been no material amendment, modification or waiver, whether written or oral, of any such royalty or fee arrangement.

(h)   No Brokers.   The Company and its Subsidiaries do not, and have not, engaged any person or entity to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract. No person or entity other than the Company, the Subsidiaries and their respective employees has been involved in the identification, recruitment, lead generation and solicitation of prospective franchisees.

(i)    No Consent.   The Company may enter into this Agreement and consummate the transactions contemplated hereby without the consent of any Franchisee.

SECTION 3.9.   Litigation.   There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations involving matters relating to discriminatory practices, sexual harassment, or accounting irregularities or similar matters or any investigation conducted under the oversight of the Company Board or a committee thereof (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries.

SECTION 3.10.   Employee Benefit Plans.   Section 3.10 of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other material employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (other than workers’ compensation, unemployment compensation and other government programs) sponsored, maintained, contributed to or required to be contributed to, or entered into, by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”). The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax liability imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan. Except as set forth in Section 3.10 of the Company Disclosure Schedule, all Employee Plans have been approved and administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits in the nature of severance pay with respect to one or more of the agreements set forth on Section 3.10 or 3.17 of the Company Disclosure Schedule. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing benefits in respect of any active Employee of the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no amounts payable under any Employee Plan or otherwise as a result of the transactions contemplated by this Agreement will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 280G of the Code. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit. Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any material agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation in regard to any Employee Plan.

SECTION 3.11.   Information Supplied.   None of the information to be supplied by the Company, specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock and on the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

SECTION 3.12.   Conduct of Business; Permits; Compliance with Laws.   The business of the Company and each of its Subsidiaries is not being (and, since September 30, 2002, has not been) conducted in default or violation of any term, condition or provision of (i) the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) any note, bond, mortgage or indenture or any material contract, agreement, lease or other instrument of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal or state, or material county, regional, municipal, local or foreign, statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, including, without limitation, Regulatory Laws and all applicable laws regarding the promotion, marketing, advertising, offering and sale of franchises, the relationship of franchisors and franchisees, the termination and renewal of Franchising Contracts, the conduct of the business of the Company and its Subsidiaries as franchisors under the Franchising Contracts and with respect to each Franchising Contract and Franchisee, to the extent material to the Company and its Subsidiaries. The material permits, licenses, approvals, certifications and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) held by the Company and each of its Subsidiaries are valid and sufficient in all material respects for all business presently conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written claim or notice that the Company or any of its Subsidiaries is not in compliance with, nor, to the knowledge of the Company, is the Company or any Subsidiary of the Company not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby; provided, however, that the Permits related to the franchise registrations and/or the offer and sale of franchises may need to be amended and/or reissued in connection with, or subsequent to, the execution of this Agreement and/or the consummation of the transactions contemplated hereby.

SECTION 3.13.   Taxes.

(a)   Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such material Tax Returns are true, correct and complete in all material respects.

(b)   Each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return).

(c)   Each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due.

(d)   Each of the Company and its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it.

(e)   Neither the Company nor any of its Subsidiaries has received notice (written or oral) of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries.

(f)    No written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g)   No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

(h)   There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(i)    Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(j)    The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation have lapsed) for all years through and including September 30, 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(k)   Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)    There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(m)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) any ruling received from the Internal Revenue Service.

(n)   The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority, in each case existing on the date hereof.

(o)   Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)   Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

SECTION 3.14.   Environmental Matters.

(a)   The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b)   There is no material Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c)   To the knowledge of the Company, there are no material past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d)   The Company has delivered to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared since September 30, 2002 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

SECTION 3.15.   Real Property; Title to Assets; Liens.

(a)   Leased Real Property.

(i)       Set forth in Section 3.15(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries. Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries. Each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto in accordance with its terms;

(ii)     True, correct and complete copies of the Real Property Leases have been delivered to Parent and Merger Sub prior to the date hereof and such Real Property Leases have not been amended or modified since that date;

(iii)    (A) there are no material disputes with respect to any Real Property Lease; and (B) neither the Company nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and to the knowledge of the Company, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iv)     no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein;

(v)      none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens); and

(vi)     the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease which have not been accrued or reserved for in the Company’s financial statements.

(b)   Owned Real Property.   Neither the Company nor any of its Subsidiaries owns any real property.

(c)   Personal Property.   Each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries in all material respects as currently conducted, free and clear of any Liens, except Permitted Liens.

SECTION 3.16.   Intellectual Property.

(a)   Section 3.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) unregistered Copyrights in Software, in each case, which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth in Section 3.16 of the Company Disclosure Schedule and, to the knowledge of the Company, all such Intellectual Property Rights are subsisting, valid, and enforceable.

(b)   To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use, free and clear of all Liens, all Intellectual Property Rights necessary for, or used or held for use in connection with, the business of the Company and its Subsidiaries, taken as a whole.

(c)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. There has been no such claim asserted or, to the knowledge of the Company, threatened since September 30, 2002, against the Company or any of its Subsidiaries.

(d)   To the Company’s knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person since September 30, 2002.

(e)   As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof. Notwithstanding anything to the contrary herein, Intellectual Property Rights shall, for the purposes of this Article III, exclude all Franchises and Franchising Contracts, other than any license agreements or similar arrangements entered into in connection therewith.

SECTION 3.17.   Material Contracts.

(a)   Neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)         any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)       any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more;

(iii)      any contract or agreement for the sale, license (as licensor) or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $250,000 or more;

(iv)       any written and material contract or agreement relating to the Traditional Franchises or the Licensed Franchises, including the Franchising Contracts;

(v)        any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(vi)       any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any current shareholder, director, manager, officer, employee, agent or agent of the Company or any Subsidiary of the Company that (x) requires the Company or any Subsidiary of the Company to pay annual or any lump sum compensation in excess of $150,000, (y) relates to an Employee that was relocated by or at the request of the Company within the thirty-day period preceding the date hereof or (z) provides for severance or similar benefits;

(vii)     any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(viii)    mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $250,000;

(ix)       any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $250,000;

(x)        other contracts whose terms exceed one year and are not cancelable by the Company or any of its Subsidiaries on notice of 90 or fewer days without payment by the Company or any of its Subsidiaries after the date hereof of more than $250,000;

(xi)       any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000;

(xii)     any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company or another Subsidiary of the Company;

(xiii)    any voting or other agreement governing how any shares of Company Common Stock shall be voted; or

(xiv)     any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as “Company Material Contracts.” No later than the fifteenth (15th) business day after the date of this Agreement, the Company shall provide Parent and Merger Sub with a true and correct list of each contract required to be disclosed under Section 3.17(a)(iii) of the Company Disclosure Schedule, and

(b)   Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted under, in any material respect, or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received written notice of, any material violation or default or termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Material Contracts.

SECTION 3.18.   Insurance.   Each of the Company and its Subsidiaries maintains, in all material respects, insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, including, but not limited to, policies with respect to workers’ compensation. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Other than the Company’s directors’ and officers’ liability insurance policy, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company’s formation, there have been no material historical gaps in insurance coverage of the Company or any of its Subsidiaries.

SECTION 3.19.   Collective Bargaining; Labor Disputes; Compliance.

(a)   To the knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor the Employees, agents, or representatives of the Company or its Subsidiaries have committed any material unfair labor practice as defined in the National Labor Relations Act. There are no labor agreements, shop agreements, work rules or practices, or collective bargaining agreements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is bound. No Employee of the Company or any of its Subsidiaries is represented by any labor union, labor organization, trade union, or works council.

(b)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently, nor has been since September 30, 2002, the subject of any labor union organizing activities, and, to the knowledge of the Company, there are no labor union organizing activities with respect to the Employees of the Company or any of its Subsidiaries. No labor union, labor organization, trade union, works council, or group of Employees has made a pending demand in writing for recognition or certification with respect to the Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries is currently, nor has been since September 30, 2002, the subject of any strike, dispute, walk-out, work stoppage, slow down, lockout, or material arbitration or material grievance, involving the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such activity been threatened in writing since September 30, 2002.

(c)   There are no formal written personnel manuals, handbooks or policies applicable to Employees of the Company or any of its Subsidiaries, other than as set forth in Section 3.19(c) of the Company Disclosure Schedule.

(d)   Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries since September 30, 2002 has entered into any material employment-related agreements or contracts, including, but not limited to, employment agreements, consulting agreements, severance agreements and/or Employee releases, retention agreements, termination agreements, confidentiality agreements, non-competition, proprietary information agreements, indemnification agreements, arbitration agreements, change in control agreements, lock-up agreements, deferred compensation agreements, retirement agreements or other Employee agreements that require the Company to pay annual or a lump sum compensation in excess of $150,000.

(e)   Except as set forth on Section 3.19(e) of the Company Disclosure Schedule, there are no employment agreements, severance agreements or severance plans or other documents, arrangements or understandings (whether written or oral) requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company’s or its Subsidiaries’ directors, officers or Employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby.

(f)    Since September 30, 2002, the Company has not received any written notice that any Employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, consulting agreement, severance agreement and/or Employee release, retention agreement, termination agreement, confidentiality agreement, non-competition or proprietary information agreement, indemnification agreement, arbitration agreement, change in control agreement, lock-up agreement, deferred compensation agreement, retirement agreement, other Employee agreement, or other obligation to a former employer of any such Employee relating (i) to the right of any such Employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(g)   Since September 30, 2002, the Company and each of its Subsidiaries have complied, in all material respects, with all laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, the National Labor Relations Act and other provisions relating to wages, hours, benefits, child labor, immigration, employment discrimination, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, Employee leave issues, unemployment insurance, collective bargaining and all applicable occupational safety and health acts and laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its Employees, customers or suppliers. No action, suit, complaint, charge, grievance, arbitration, Employee proceeding or investigation by or before the Equal Employment Opportunity Commission or any other Governmental Entity brought by or on behalf of any Employee, prospective Employee, former Employee, retired Employee, labor organization or other representative of the Company’s and its Subsidiaries’ Employees has been brought against the Company or any of its Subsidiaries since September 30, 2002, or to the knowledge of the Company, is threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with, citation by, or any other order or determination by any Governmental Entity relating to the Company’s or its Subsidiaries’ Employees or employment practices relating to the Company’s or its Subsidiaries’ Employees. Since September 30, 2002, the Company and each of its Subsidiaries have not been delinquent in payments to any Employees or former Employees for any services or amounts required to be reimbursed or otherwise paid which are, individually or in the aggregate, of a material amount.

(h)   To the knowledge of the Company, since September 30, 2002, neither the Company nor any of its Subsidiaries has received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other labor grievances or arbitration proceedings against them, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in writing in any forum by or on behalf of any present or former Employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(i)    To the knowledge of the Company, the Company and each of its Subsidiaries have at all times since September 30, 2002 properly classified (including for purposes of tax law) each of its Employees as employees, and each of its independent contractors as independent contractors, as applicable, and has treated each person classified by it as an employee or independent contractor consistently with such status.

There is no proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any Person challenging or questioning the classification of any Person as an Employee or an independent contractor, including, without limitation, any claim for unpaid benefits, for or on behalf of, any such Person.

(j)    Since September 30, 2002, the Company and its Subsidiaries have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar foreign, state or local law relating to plant closings and layoffs. None of the Employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(k)   Each of the executive officers of the Company listed in Schedule 1.02 attached hereto has entered into an Employment Agreement for Staff Colleagues or a Confidentiality and Non-Solicitation Agreement, as applicable, with the Company, substantially in the form of one of the agreements included in Section 3.19(k) of the Company Disclosure Schedule (a “Non-Solicitation Agreement”). Each such Non-Solicitation Agreement is, and at the Effective Time will be, in full force and effect and has not been amended or modified in any material respect.

SECTION 3.20.   Transactions with Affiliates.   All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Reports.

SECTION 3.21.   Brokers.   Except for Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub true and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and the persons set forth on Section 3.21 of the Company Disclosure Schedule pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 3.22.   Board Action.   The Company Board, at a meeting duly called and held, at which all of the directors were present, duly: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting; (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the shareholders of the Company.

SECTION 3.23.   Opinion of Financial Advisor.   The Company has received an opinion of Robert W. Baird & Co. Incorporated, the Company’s sole financial advisor, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s shareholders as provided herein is fair, from a financial point of view, to such shareholders. The Company will provide a written copy of such opinion as soon as reasonably practicable.

SECTION 3.24.   Control Share Acquisition.   No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any restrictive provision of the Amended and Restated Articles of Incorporation or Amended and Restated

By-Laws of the Company or comparable organizational documents of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Parent, Merger Sub, Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

SECTION 3.25.   Shareholder Rights Agreement Amended.   The Company and the Rights Agent have duly executed and delivered to Parent and Merger Sub an amendment to the Rights Agreement, and as a result of such amendment (which amendment is valid, binding and enforceable), among other things, (a) neither this Agreement, the Voting Agreement nor any of the transactions contemplated hereby or thereby, including the consummation of the Merger, will cause the Rights to become exercisable by the holders thereof, (b) none of Merger Sub, Parent or any of their respective affiliates shall be deemed or classified as an “Acquiring Person” (as defined in the Rights Agreement) and (c) the Rights shall automatically terminate on and as of the Effective Time and be void and of no further force or effect, and the holders of the Rights shall have no rights under the Rights or the Rights Agreement.

SECTION 3.26.   Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting as a single class is the only vote of the Company’s shareholders necessary (under applicable law or otherwise), to approve this Agreement, and the transactions contemplated by this Agreement, including the Merger (the “Company Shareholder Approval”).

ARTICLE IV

COVENANTS AND AGREEMENTS

SECTION 4.1.   Conduct of Business by the Company Pending the Merger.   The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) as contemplated by this Agreement or (iii) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries (taken as a whole) and to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable Taxes when due and payable. In determining whether to consent to an action proposed to be taken by the Company prior to the Closing Date for which the consent of Parent is required under this Section 4.1(d), the parties hereto acknowledge and agree that Parent may take into account, among other factors, the impact of the proposed action on the cash position of the Company as of the Effective Time, provided that in no event may Parent’s consent be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, delayed or conditioned, to:

(a)   amend (i) its Amended and Restated Articles of Incorporation or Amended and Restated By-Laws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(b)   (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c)   acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any material assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

(d)   except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, including, without limitation, any waiver of any non-competition, non-solicitation or similar covenant or agreement, it being acknowledged and agreed that the execution of any Real Property Lease with a term of more than three years shall not be deemed ordinary course;

(e)   outsource any operations of the Company or its Subsidiaries, including with respect to information technology systems;

(f)    transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(g)   except as required to comply with applicable law or this Agreement, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors, but in that event only to the extent such action is in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or officer or, other than in the ordinary course of business consistent with past practice, any other employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(h)   (i) incur or assume any material indebtedness, (ii) incur or modify any material indebtedness or other material liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i)    change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP;

(j)    make any material Tax election or change in any material Tax election, amend any Tax Returns or enter into any settlement or compromise of any material Tax liability of the Company or its Subsidiaries;

(k)   pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(l)    enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement;

(m)  enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n)   enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o)   make, authorize or agree to make any material capital expenditures, or enter into any agreement or agreements providing for payments;

(p)   (i) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement (other than as contemplated by this Agreement) or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Merger or to delay the Distribution Date (as defined in the Rights Agreement) or (ii) permit the Rights to become non-redeemable at the redemption price currently in effect; provided that the foregoing shall not apply to any such actions that are taken immediately prior to the termination of this Agreement pursuant to Section 7.1(f)(ii). Notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall, if so requested by Merger Sub, redeem the Rights;

(q)   pay any prepaid expense of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice; and

(r)    enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or announce an intention to do any of the foregoing (a)-(q) of this Section 4.1.

SECTION 4.2.   No Solicitations.

(a)   The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries shall, and that it shall use commercially reasonable efforts to cause its and each of its Subsidiaries’ officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b)   Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that the Company receives from such Person an unsolicited bona fide (i) Company Superior Proposal, or (ii) Company Acquisition Proposal, which the Board concludes in good faith (after consultation with its financial advisors) would reasonably be expected to result in a Company Superior Proposal, (iii) the Company Board concludes in good faith (after consultation with its legal advisors) that its failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law, (iv) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and (v) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company Board notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board that a Company Superior Proposal (as hereinafter defined) has been made. For purposes of this Agreement, a “Company Superior Proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries and otherwise on terms which the Company Board concludes in good faith (after consultation with its legal and financial advisors) are more favorable to the Company’s shareholders than the Merger.

(c)   Prior to the adoption of this Agreement by the holders of Company Common Stock, the Company Board may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, withdraw its recommendation of the Merger, but only at a time that is after the third business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so. Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

(d)   Nothing in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with its legal advisors), concludes in good faith that its failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 7.1(h) hereof and has otherwise complied with the provisions thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1.   Proxy Statement.   As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in connection with the Merger. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein. Subject to Section 4.2(c) hereof, the Proxy Statement shall contain the recommendation of the Company Board that the Company’s shareholders approve this Agreement and the transactions contemplated hereby. As promptly as possible after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be mailed to its shareholders.

SECTION 5.2.   Meeting of Shareholders of the Company.   The Company shall promptly take all action necessary in accordance with applicable law, the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company to convene the Company Shareholders’ Meeting as soon as practicable after the date hereof. The shareholder vote or consent required for approval of the Merger will be no greater than that set forth in the CGCL. The Company shall use commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent and Merger Sub, advisable to secure any vote or consent of shareholders required by the CGCL to effect the Merger.

SECTION 5.3.   Additional Agreements.   The Company, Merger Sub and Parent will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.4.   Notification of Certain Matters.   The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, upon the request of Parent, the Company shall, as soon as practicable after receiving such request, give written notice to Parent setting forth all resignations by, or terminations of, any “Colleague” employed by the Company or any if its Subsidiaries, including any executive officer or other senior employee of the Company or any of its Subsidiaries, to the extent occurring during the period since the last such request was received from Parent and indicating such employee’s position and location of employment.

SECTION 5.5.   Access to Information.

(a)   From the date hereof to the Effective Time, the Company shall and shall cause its Subsidiaries and their respective directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Parent and Merger Sub and the anticipated sources of the Financing (the “Financing Sources”), reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all reasonably required information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall make available or furnish to Parent and Merger Sub and the Financing Sources all reasonably required financial, operating and other data and information Parent and Merger Sub and the Financing Sources through their directors, officers, employees, consultants or agents. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company and its Subsidiaries contained in this Agreement.

(b)   The Company and its Subsidiaries shall use their respective commercially reasonable efforts to cooperate with Parent regarding the planning and implementation of Parent’s integration and rationalization program to be implemented commencing at Closing.

(c)   Each of Parent and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents (the “Merger Sub Representatives”), to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement which shall survive the execution an delivery of this Agreement, and any termination hereof pursuant to Section 7.1 hereof.

SECTION 5.6.   Public Announcements.   Parent, Merger Sub and the Company shall not issue any press release or otherwise make any public statements or announcements with respect to the Merger and the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or stock exchange or NASDAQ rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances. For the avoidance of doubt, each of the parties hereby acknowledges and agrees that customary communications by Parent and Merger Sub with Employees of the Company and its Subsidiaries for purposes of transition planning, retention and similar purposes shall not be considered public statements or announcements within the meaning of this Section 5.6 and shall not require the prior written consent of the Company.

SECTION 5.7.   Approval and Consents; Cooperation.

(a)   Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Required Approvals”), (b) taking all reasonable steps as may be necessary to obtain all such Required Approvals and (c) obtaining estoppel certificates with respect to each Leased Real Property. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Parent be required to, or the Company be permitted to, agree to any divestiture of any businesses, assets or product lines of the Company or Parent or any of their respective Subsidiaries in order to enable any approval under any Regulatory Laws that is necessary to consummate the Merger or any other transaction contemplated by this Agreement to the extent that such divestiture would reasonably be expected to result in a Material Adverse Effect on the Company or any Effect that is or would reasonably be expected to result in a material adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of Parent and all of its Subsidiaries, taken as a whole, in each case, on a stand-alone basis without giving effect to the Merger. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of the provisions of Section 5.7(a) hereof, each of the Company, Parent and Merger Sub shall take all action reasonably necessary to obtain the approval of the Merger and the other transactions contemplated by this Agreement under the HSR Act and any other applicable laws governing competition. As soon as practicable after the date hereof, but in any event within ten (10) business days thereafter, the Company, Parent and Merger Sub shall file Notification and Report Forms with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) with respect to the Merger and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information in connection therewith.

SECTION 5.8.   Further Assurances.   In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and the Surviving Corporation shall take any such reasonably necessary action.

SECTION 5.9.   Director and Officer Indemnification and Insurance.

(a)   Subject to the limitations on indemnification contained in the CGCL and the Amended and Restated Articles of Incorporation of the Company, following the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, each current and former director, officer, employee and agent of the Company and its Subsidiaries, including, without limitation, directors, officers, employees and agents serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation, to the extent permitted by law, liabilities arising under the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation, (i) Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, and reasonably satisfactory to the Indemnified Parties, promptly as statements therefor are received and (ii) Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and, further provided, that neither Parent nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all

Indemnified Parties in any single action; and, further provided, that neither Parent nor the Surviving Corporation nor any of its Subsidiaries shall be required to indemnify any Indemnified Party that is determined to have engaged in fraud or intentional misconduct to the extent that, as a result thereof, the Indemnified Party has failed to meet the required standard of conduct for purposes of receiving indemnification under applicable law.

(b)   For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further, that in no event shall Parent and the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case Parent and the Surviving Corporation shall provide the maximum coverage that is then available for 150% of such annual premiums. To the extent that the Company can obtain for an aggregate premium of $500,000 or less a six-year “tail” prepaid policy on terms and conditions, in the aggregate, no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of Section 5.9(a) and Section 5.9(b) of this Agreement, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby, then Parent and the Surviving Corporation shall satisfy their obligations under the preceding sentence of this Section 5.9(b) by the Company purchasing such “tail” prepaid policy. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time (with the consent of Parent), Parent shall cause the Surviving Corporation after the Effective Time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties, and their respective heirs and personal representatives, shall be entitled to enforce the covenants contained herein. The rights set forth in this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Parties may have by contract or otherwise.

(c)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of their properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 5.9.

SECTION 5.10.   Continuation of Employee Benefits.

(a)   From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.10 of the Company Disclosure Schedule. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with commercially reasonable efforts of Parent, each Person party to any such agreement shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any such assumed employee. Nothing in this Section 5.10 or this Agreement shall alter the at-will nature of the employment of each Employee of the Company and its Subsidiaries, or shall otherwise obligate Parent or the Surviving Corporation to employ or otherwise retain any Employee for a certain length of time. Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

(b)   After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, make payments to the Participants (as defined below) under the RemedyTemp, Inc. 2006 Corporate Incentive Compensation Plan, a copy of which is included in Section 5.10(b) of the Company Disclosure Schedule (the “2006 Bonus Plan”), in accordance with the terms of the 2006 Bonus Plan, as modified by this Section 5.10(b). Each Participant that is either (i) employed by Parent, the Company or one of its Subsidiaries as of the end of the Company’s 2006 fiscal year or (ii) terminated by Parent, the Surviving Corporation or one of its Subsidiaries for other than for Cause (as defined below) prior to the end of the Company’s 2006 fiscal year, shall be entitled to receive a prorated portion of the annual bonus payment such Participant would be entitled to receive under the 2006 Bonus Plan, as calculated in accordance with Section 5.10(b) of the Company Disclosure Schedule, payable at the time specified herein. For purposes of determining the prorated bonus payment to which each Participant is entitled, the aggregate bonus amount payable to such Participant, as calculated in accordance with Section 5.10(b) of the Company Disclosure Schedule, shall be multiplied by a fraction, the denominator of which is equal to the total number of days in the Company’s 2006 fiscal year and the numerator of which is equal to the total number of days of the Company’s 2006 fiscal year that have elapsed as of the Effective Time. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, make the payment required pursuant to this Section 5.10(b) to each Participant entitled to receive such a payment: (i) in the event the Participant continues to be employed by Parent, the Surviving Corporation or one of its Subsidiaries as of the end of the Company’s 2006 fiscal year, on the first payroll date occurring after the end of the Company’s 2006 fiscal year; and (ii) in the event the Participant is terminated by Parent, the Surviving Corporation or any of its Subsidiaries without Cause, as soon as reasonably practicable after the Participant’s date of termination, but in any event within ten (10) business days thereafter. The Company acknowledges and agrees that the maximum amount payable under the 2006 Bonus Plan for the entire 2006 fiscal year, assuming full achievement of all performance metrics thereunder, shall be $3.6 million and in no event shall the obligations of the Parent and the Surviving Corporation under this Section 5.10(b) exceed such amount. Each of the parties hereto hereby acknowledges and agrees that the 2006 Bonus Plan shall be terminated as of the Effective Time, except to the extent expressly provided for under this Section 5.10(b), and no further bonuses shall accrue thereunder. As used in this Section 5.10(b), the following terms shall have the following meanings: (i) “Participant” shall mean each of the 137 Employees of the Company who are currently participating in the 2006 Bonus Plan; and (ii) “Cause” shall mean the occurrence of any of the following: (A) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or (B) the Employee engages in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties; or (C) the Employee willfully and repeatedly fails to perform or uphold his material fiduciary and other duties to the Surviving Corporation after having received notice from the Surviving Corporation of a perceived breach of the duty in question; or (D) the Employee engages in willful misconduct that is significantly injurious to the Surviving Corporation; provided, however, that for purposes of the foregoing clauses of this sentence no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Surviving

Corporation. Notwithstanding Section 8.7, this Section 5.10(b) is intended to be for the benefit of and to grant third-party rights to Participants whether or not parties to this Agreement, and each of the Participants, and their respective heirs and personal representatives, shall be entitled to enforce the covenants contained herein.

SECTION 5.11.   Financing.

(a)   Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing consistent with the terms specified and described in the Commitment Letter delivered to the Company by Parent and otherwise on terms reasonably acceptable to Parent, including using commercially reasonable efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Commitment Letter or on such other terms as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent and (iv) consummate the Financing at or prior to Closing. Between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), take any action or intentionally omit to take any action that would, or would be reasonably likely to, result in any of the conditions to the Financing (or alternative financing pursuant to this Section 5.11) not being satisfied. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms Parent determines reasonably acceptable to Parent as promptly as practicable following the occurrence of such event. At the Company’s request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to either provide or underwrite financing to Parent on the material terms set forth therein. To the extent any solvency opinion or officer’s certificate regarding solvency is delivered to either of the Co-Agents (as defined in the Commitment Letter) under the Commitment Letter or other lenders pursuant to an alternate debt financing arrangement, then Parent shall provide a copy of such solvency opinion or officer’s certificate to the Company and the Company Board.

(b)   The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of Financing to be consummated prior to or contemporaneously with the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings and due diligence sessions, the provision of Company-specific information necessary for the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Parent or Merger Sub, and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letter; provided, that the Company and its Subsidiaries shall not be obligated to incur any indebtedness under any such agreement or instruments until the Effective

Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

SECTION 5.12.   Employee Stock Purchase Plan.   The Company shall cause the Administrator (as defined in the Amended and Restated RemedyTemp, Inc. 1996 Employee Stock Purchase Plan (the “ESPP”), effective as of September 26, 2005) to promptly take all action necessary in accordance with the ESPP to accelerate the Exercise Date (as defined in the ESPP) with respect to all outstanding Options (as defined in the ESPP) such that all such Options will be exercisable immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no offering periods under the ESPP commence after the date hereof, (ii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, any purchase rights existing immediately prior to the Effective Time under the ESPP to acquire shares of Company Common Stock at the purchase price set forth in the ESPP and (iii) refund to participants in the ESPP the funds that remain in the participants’ accounts after such purchase. At the Effective Time the Company shall terminate the ESPP.

SECTION 5.13.   Takeover Statutes.   If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the Board of Directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

SECTION 5.14.   Disposition of Litigation.   In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.15.   Delisting.   Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

ARTICLE VI

CONDITIONS OF MERGER

SECTION 6.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a)   Shareholder Approval.   The Merger and this Agreement shall have received the Company Shareholder Approval.

(b)   HSR Act.   The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)   No Challenge.   No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any

Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

SECTION 6.2.   Additional Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b)   Representations and Warranties of Parent and Merger Sub.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

SECTION 6.3.   Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a)   Performance of Obligations of the Company and its Subsidiaries.   The Company and its Subsidiaries shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

(b)   Representations and Warranties of the Company and its Subsidiaries.   The representations and warranties of the Company contained in the second sentence of Section 3.2 (Capitalization) shall be true and correct in all respects as of the date of this Agreement; provided, however, that this condition shall be deemed satisfied to the extent that, after giving effect to any failure of such representation to be true and correct, (i) the aggregate Merger Consideration that would be payable pursuant to Section 1.6(a) hereof in respect of all shares of Company Common Stock actually issued and outstanding as of the date hereof plus (ii) the aggregate consideration payable pursuant to Section 1.8(a) in respect of all Options actually issued and outstanding as of the date hereof would not exceed, the Aggregate Consideration Amount by $680,000. The representations and warranties of the Company contained in this Agreement (other than those listed in the previous sentence) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c)   Suits, Actions and Proceedings.   There shall not exist any pending action, suit, investigation or proceeding brought by any Governmental Entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby, or that has had or could reasonably be expected to have a Material Adverse Effect.

(d)   Financing.   Parent and Merger Sub shall have received the proceeds of the Financing on substantially the terms and conditions contemplated by the Commitment Letters or otherwise received the proceeds of other financing on such terms and conditions as Parent reasonably determines, in good faith, are substantially comparable or more favorable to Parent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.   Termination.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)   by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

(b)   by any party hereto, if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the principal cause of or resulted in the failure of the Merger to have become effective on or before such date; or

(c)   by any party hereto, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d)   by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e)   by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f)    by Parent and Merger Sub or the Company, if, at the Company Shareholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Shareholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g)   by Parent and Merger Sub, if the Company Board (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company’s shareholders a Company Acquisition Proposal or resolved to do any of the foregoing; or

(h)   by the Company, if the Company Board concludes in good faith (after consultation with its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that before the Company may terminate this Agreement pursuant to this Section 7.1(h), (i) the Company shall provide written notice to Parent of such determination by the Company Board, which notice shall set forth the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, (ii) at the end of the two business day period following the delivery of such written notice the Company Board continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Parent the amount specified in Section 7.3(i) and within the time period contemplated thereby.

SECTION 7.2.   Effect of Termination.   In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3, and Sections 8.2 through 8.15), without any liability on the part of any party or its directors, officers or shareholders, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such breaching party shall be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including related attorneys’ fees) as a result of such breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 7.3.   Termination Fee Payable in Certain Circumstances.   In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the Company has not held the Company Shareholders Meeting; (ii) the Company terminates this Agreement pursuant to Section 7.1(h), (iii) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(g) or (iv) (A) any Person shall have publicly made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated, prior to the withdrawal of such Company Acquisition Proposal, by any party pursuant to Section 7.1(f) and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to a Company Acquisition shall have been entered into (and such Company Acquisition shall subsequently be consummated), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $5,600,000 at the time of such termination, in the case of a termination described in clause (i) above, within two business days after such termination in the case of a termination described in clause (ii) above, or upon the occurrence of the Company Acquisition, in the event of a termination described in clause (iii) above, and, in each case, the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any willful and material breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1.   Non-Survival of Representations,   Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.3 and 8.3 shall survive termination indefinitely.

SECTION 8.2.   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Parent or Merger Sub, to:
Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
	Attention:	D. Stephen Sorensen
	Telephone:	(805) 882-2202 (not official notice)
	Facsimile:	(805) 898-7111
With a copy, which shall not serve as a notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
	Attention:	Robert B. Pincus, Esq.
	Telephone:	(302) 651-3090
	Facsimile:	(302) 651-3001
(b)	if to the Company, to:
RemedyTemp, Inc.
101 Enterprise
Aliso Viejo, California 92656
	Attention:	Greg Palmer
	Telephone:	(949) 425-7654 (not official notice)
	Facsimile:	(949) 425-7800
With a copy, which shall not serve as a notice, to:
O’Melveny & Myers LLP
Suite 1700
610 Newport Center Drive
Newport Beach, California 92660
	Attention:	David A. Krinsky, Esq.
Steve L. Camahort, Esq.
	Telephone:	(949) 760-9600
	Facsimile:	(949) 823-6994

SECTION 8.3.   Expenses.   Except as expressly set forth in Section 7.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 8.4.   Definitions.   For purposes of this Agreement, the term:

“1996 Stock Incentive Plan” shall have the meaning set forth in Section 3.2.

“2006 Bonus Plan” shall have the meaning set forth in Section 5.10(b).

“Acquiring Person” shall have the meaning set forth in Section 3.25.

“affiliate” shall have the meaning set forth in Section 1.7(e)(i).

“Affiliate Transaction” shall have the meaning set forth in Section 3.20.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Aggregate Consideration Amount” shall mean $168,985,385.91.

“California Merger Agreement” shall have the meaning set forth in Section 1.2.

“Cause” shall have the meaning set forth in Section 5.10(b).

“Certificates” shall have the meaning set forth in Section 1.7(b).

“CGCL” shall have the meaning set forth in the Recitals hereto.

“Class A Common Stock” shall have the meaning set forth in Section 1.6.

“Class B Common Stock” shall have the meaning set forth in Section 1.6.

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Code” shall have the meaning set forth in Section 1.7(g).

“Commitment Letter” shall have the meaning set forth in Section 2.4.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 2005 Form 10-K” shall have the meaning set forth in Section 3.6(c).

“Company Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries in which the holders of the voting stock of the Company immediately prior to such transaction do not own 50% or more of the voting stock of the continuing or surviving entity or the parent company of such entity, immediately after such transaction; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting a majority of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for a majority of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving more than 50% of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that all references to “50%” or “a majority” as used in this definition of the term “Company Acquisition” shall be deemed to mean 15% in the context of applying the non-solicitation covenants set forth in Section 4.2 hereof.

“Company Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Common Stock” shall have the meaning set forth in Section 1.6.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.26.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 2.7.

“Company Superior Proposal” shall have the meaning set forth in Section 4.2(b).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated January 19, 2006, by and between the Company and Parent.

“control”, “controlled by” or “under common control with” shall have the meaning set forth in Section 1.7(e)(ii).

“Copyrights” shall have the meaning set forth in Section 3.16(e).

“Credit Agreement” shall mean the Amended and Restated Credit Agreement dated December 1, 2004, by and among the Company and its certain of its Subsidiaries, Bank of America, N.A. and the financial institutions named therein.

“Dissenting Shares” shall have the meaning set forth in Section 1.6(d).

“DOJ” shall have the meaning set forth in Section 5.7(b).

“Effect” shall have the meaning set forth in Section 3.1.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Plans” shall have the meaning set forth in Section 3.10.

“Employees” shall mean all individuals employed by the Company or its Subsidiaries and all temporary employees who are currently on assignment with the Company or its Subsidiaries or any Licensed Franchise.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any

Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” shall have the meaning set forth in Section 3.10.

“ERISA Affiliate” shall have the meaning set forth in Section 3.10.

“ESPP” shall have the meaning set forth in Section 5.12.

“Exchange Act” shall have the meaning set forth in Section 2.3(b).

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Financing” shall have the meaning set forth in Section 2.4.

“Financing Sources” shall have the meaning set forth in Section 5.5(a).

“Franchise” shall mean, collectively, the Traditional Franchises and the Licensed Franchises.

“Franchisees” shall mean all parties to Franchising Contracts other than the Company and any of its Subsidiaries, excluding guarantors of the Franchisee’s obligations unless expressly referenced.

“Franchising Contract” means any contract or agreement (including any and all written and material amendments thereto) (a) pursuant to which the Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, (b) pursuant to which a Franchisee grants to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, or (c) pursuant to which the Company or any of the Subsidiaries grants options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary.

“FTC” shall have the meaning set forth in Section 5.7(b).

“FTC Rule” shall have the meaning set forth in Section 3.8(c).

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” shall have the meaning set forth in Section 2.7.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan,
40 C.F.R. § 300.5.

“HSR Act” shall have the meaning set forth in Section 2.3(b).

“Indemnified Parties” shall have the meaning set forth in Section 5.9(a).

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.16(e).

“IRS” shall have the meaning set forth in Section 3.13(j).

“knowledge”, when used with respect to the Company and its Subsidiaries, shall mean the actual knowledge, after due inquiry, of the Company’s executive officers set forth on Schedule 1.03 attached hereto.

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Licensed Franchise” shall mean any franchising arrangement to which the Company is a party and pursuant to which the Franchisee employs all management staff affiliated with the Franchisee’s office, but the Company employs all temporary personnel affiliated with the licensed office, funds payroll of the temporary associates, collects clients’ accounts and remits to the Licensed Franchise a percentage of the office’s gross profit.

“Lien” shall have the meaning set forth in Section 2.3(a).

“Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

“Merger Sub Representatives” shall have the meaning set forth in Section 5.5(c).

“Non-Employee Director Plan” shall have the meaning set forth in Section 3.2.

“Non-Solicitation Agreement” shall have the meaning set forth in Section 3.19(k).

“Option Plans” shall have the meaning set forth in Section 1.8(a).

“Options” shall have the meaning set forth in Section 1.8(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Participant” shall have the meaning set forth in Section 5.10(b).

“Patents” shall have the meaning set forth in Section 3.16(e).

“Permits” shall have the meaning set forth in Section 3.12.

“Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its

Subsidiaries; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) Liens securing indebtedness of the Company under the Credit Agreement, which will be retired in connection with the transactions contemplated hereby.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 2.7.

“Real Property” shall mean the Leased Real Property.

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Regulatory Laws” shall have the meaning set forth in Section 2.3(b).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.7(a).

“Restricted Stock” shall have the meaning set forth in Section 3.2.

“Rights” shall have the meaning set forth in Section 3.2.

“Rights Agent” shall mean American Stock Transfer & Trust Company or any replacement agent selected and appointed in accordance with Section 21 of the Rights Agreement.

“Rights Agreement” shall have the meaning set forth in Section 3.2.

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” shall have the meaning set forth in Section 2.3(b).

“Series A Preferred Stock” shall have the meaning set forth in Section 3.2.

“Software” shall have the meaning set forth in Section 3.16(e).

“Solvent” shall have the meaning set forth in Section 2.9.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.24.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Territorial Rights” shall have the meaning set forth in Section 3.8(f).

“Trademarks” shall have the meaning set forth in Section 3.16(e).

“Traditional Franchise” shall mean any franchising arrangement to which the Company is a party and pursuant to which the Franchisee pays all lease and working capital costs, funds payroll and collects clients’ accounts, employs all office management staff and all temporary personnel affiliated with the Franchisee’s office and pays royalties to the Company in exchange for training, the right to use Intellectual Property Rights, the Company’s business model, proprietary computer programs, as well as operational support.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“UFOC” shall have the meaning set forth in Section 3.8(d).

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Voting Group” shall have the meaning set forth in the Recitals hereto.

“WARN Act” shall have the meaning set forth in Section 3.19(j).

SECTION 8.5.   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.6.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.7.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 8.8.   Assignment.   This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 8.9.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, except to the extent specifically relating to the Merger, in which case the law of the State of California shall apply. Each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10.   Amendment.   This Agreement may be amended by the parties hereto by action taken by Merger Sub, Parent, and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.11.   Waiver.   At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.12.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.13.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14.   Interpretation.

(a)   The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b)   The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)   No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.15.   Disclosure Generally.   All of the Company Disclosure Schedule and Parent Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedule and Parent Disclosure Schedule; provided, however, that information furnished in any particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be included in another section of the Company Disclosure

Schedule or Parent Disclosure Schedule, respectively, only to the extent a matter in such section of the Company Disclosure Schedule or Parent Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

SECTION 8.16.   Specific Performance.   Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

KOOSHAREM CORPORATION
By:	/s/ D. STEPHEN SORENSEN
Name: D. Stephen Sorensen
Title: President & Chief Executive Officer
RT ACQUISITION CORP.
By:	/s/ D. STEPHEN SORENSEN
Name: D. Stephen Sorensen
Title: President and Chief Executive Officer
REMEDYTEMP, INC.
By:	/s/ GREG D. PALMER
Name: Greg D. Palmer
Title: President & Chief Executive Officer

Annex B

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of May 10, 2006, is by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), RT ACQUISITION CORP., a Delaware corporation (“Merger Sub”), and each Person (as defined in the Merger Agreement (as defined below)) listed on the signature page hereof as a shareholder (each, a “Shareholder,” and collectively, the “Shareholders”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub and RemedyTemp, Inc., a California corporation (the “Company”).

RECITALS

A.    Each Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock, par value $.01 per share, of the Company (the “Class A Common Stock”) and Class B Common Stock, par value $.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) set forth opposite such stockholder’s name on Schedule A hereto (such shares of Company Common Stock, together with all other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

B.     Concurrently with the execution and delivery of this Agreement, Parent Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Merger”), all upon the terms and subject to the conditions set forth therein.

C.     As a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.

D.    The Board of Directors of the Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “Shareholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation, any restrictive provision of the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or comparable organizational documents of any of its Subsidiaries or the Rights Agreement is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Parent, Merger Sub, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Representations and Warranties of Each Shareholder.

Each Shareholder, severally (and not jointly), hereby represents and warrants to Parent as follows:

(a)    Due Authorization and Organization.   With respect to each Shareholder that is not a natural person, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and with respect to each Shareholder that is a natural person, such Shareholder has the requisite capacity to enter into this Agreement. Such Shareholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)   No Conflicts.   (i) No filing by such Shareholder with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Shareholder (if applicable), (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to prevent such Shareholder from performing its obligations under this Agreement.

(c)    The Subject Shares. Schedule   A sets forth opposite such Shareholder’s name, the number of Subject Shares over which such Shareholder has record or beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the record or beneficial owner of the Subject Shares denoted as being owned by such Shareholder on Schedule A and has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on such Schedule A, neither such Shareholder nor any affiliate of such Shareholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Such Shareholder has good and valid title to the Subject Shares denoted as being owned by such Shareholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, as disclosed on Schedule A, or as would not prevent such Shareholder from performing its obligations under this Agreement.

(d)   Reliance By Parent.   Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

(e)    Litigation.   As of the date hereof, there is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

2.   Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub hereby represent and warrant to the Shareholders as follows:

(a)    Due Organization, etc.   Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Merger

Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)   Conflicts.   (i) No filing by Parent or Merger Sub with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of the Articles of Incorporation or By-Laws of Parent or the comparable organizational documents of Merger Sub, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

3.   Covenants of Each Shareholder.

Until the termination of this Agreement in accordance with Section 5, each Shareholder, in its capacity as such, agrees as follows:

(a)    At the Company Shareholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances occurring prior to the Company Shareholders Meeting upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) held by such Shareholder (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Parent and Merger Sub, against any Company Acquisition Proposal. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

(b)   Each Shareholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or reduce his, her or its risk in a Constructive Sale (as defined below) with respect to, any or all of the Subject Shares, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Shareholders Meeting if and to the extent such proxy is consistent with such Shareholder’s obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement or in a manner consistent with such Shareholder’s obligations under Section 3(a) hereof. Such Shareholder further agrees not to, and shall cause its affiliates not to, commit or agree to take any of the foregoing actions or take any action that may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, each Shareholder may Transfer any or all of the Subject Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations or by distribution to partners, members, shareholders or affiliates of the Shareholder, so long as the transferee, prior to such Transfer, executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer). As used herein, the term “Constructive Sale” shall mean a short sale with respect to any Subject Shares, entering into or acquiring an offsetting derivative contract with respect to any Subject Shares, entering into or acquiring a futures or forward contract to deliver any Subject Shares or entering into any other or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(c)    Such Shareholder shall not, nor shall such Shareholder permit any of its affiliates to, nor shall such Shareholder act in concert with or permit any affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock intended to facilitate any Company Acquisition Proposal or to cause shareholders of the Company not to vote to approve and adopt the Merger Agreement.

4.   Shareholder Capacity.

No Person executing this Agreement, nor any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Shareholder is entering into this Agreement solely in his or her capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his or her capacity as a director or officer of the Company.

5.   Termination.

This Agreement shall terminate (i) upon the approval and adoption of the Merger Agreement at the Company Shareholders Meeting;  (ii)  upon the termination of the Merger Agreement in accordance with its terms; or (iii) at any time upon notice by Parent to the Shareholders. No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination. Notwithstanding the foregoing, this Section 5 and Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.

6.   Appraisal Rights.

To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

7.   Publication.

Each Shareholder hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

[8.   Robert E. McDonough Sr. Medical Benefits

In consideration of the covenants and agreements contained in this Agreement, during the period from December 3, 2007, the date of expiration of the Amended and Restated Employment Agreement between the Company and Robert E. McDonough, Sr., dated as of January 7, 1998 as amended, until the 18-month anniversary of such date, Parent shall, or shall cause the Surviving Corporation to, provide medical insurance benefits to Robert E. McDonough, Sr. on substantially the same terms provided to other executive officers of Parent.]*

8.   Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9.   Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 13 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.   Specific Performance.

Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other

*       This provision appears only in the voting agreement with Robert E. McDonough, Sr. and the following provisions are renumbered accordingly in such agreement.

party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

11.   Amendment, Waivers, Etc.

This Agreement may be amended by Parent, Merger Sub and the Shareholders at any time before or after adoption of the Merger Agreement by the shareholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Shareholders. At any time prior to the Effective Time, Parent, Merger Sub and the Shareholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Parent, Merger Sub and the Shareholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Parent or the Shareholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.   Assignment; No Third Party Beneficiaries.

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent, Merger Sub and the Shareholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

13.   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt if sent by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent, to:

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
Attention:   D. Stephen Sorensen
Telephone: (805) 882-2202 (not official notice)
Facsimile:   (805) 898-7111

If to any Shareholder, at the address set forth under such Shareholder’s name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

14.   Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

15.   Integration.

This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

16.   Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

17.   Section Headings.

The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

18.   Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, and of which when executed shall be deemed to be an original but all which shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

KOOSHAREM CORPORATION
By:
Name:
Title:
RT ACQUISITION CORP.
By:
Name:
Title:

SHAREHOLDERS:
By:
By:
By:

SCHEDULE A

SHAREHOLDERS

SHAREHOLDERS	SUBJECT SHARES

Annex C

[R.W. Baird Letterhead]

May 10, 2006

Board of Directors
RemedyTemp, Inc.
101 Enterprise
Aliso Viejo, CA 92656

Board of Directors:

RemedyTemp, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Koosharem Corporation d/b/a Select Personnel Services (“Parent”) and RT Acquisition Corp., a wholly-owned subsidiary of Parent (Merger Sub). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger. Pursuant to the Agreement, the Parent shall acquire 100% of the outstanding equity of the Company for $17.00 per share in cash (the “Merger Consideration”).

In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s Class A Common Stock and Class B Common Stock (collectively the “Common Stock”) (other than the Buyer and its affiliates) of the Merger Consideration to be received by the holders of the Company’s Common Stock (other than the Parent and its affiliates) in the Merger.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts provided by the Company’s senior management (the “Forecasts”), concerning the business and operations of the Company furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited to, the Company’s recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Company prepared by various investment banking firms; (iii) reviewed the draft Agreement dated May 9, 2005 and in the form presented to the Company’s Board of Directors; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (v) compared the transaction multiples implied in the Merger with the corresponding acquisition transaction multiples in certain selected business combinations we deemed relevant; (vi) compared the historical market prices and trading activity of the Company’s  common stock with those of other publicly traded companies we deemed relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of other business combinations we deemed relevant; and (viii) considered the present values of the forecasted cash flows of the Company.

We have held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future financial prospects of the Company. Baird conducted select conversations with potential third party buyers based on input and approval from the Company’s management. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not been engaged to independently verify, and have not assumed any responsibility to verify, any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that is material to our opinion that has not been provided to us. We have assumed that, in all respects material to our analysis: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s financial statements; (ii) the financial statements of the Company  provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company, and we have relied upon such Forecasts in the preparation of this opinion; (iv) the Merger will be consummated in accordance with the terms and conditions of the draft Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (v) the representations and warranties contained in the draft Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement and that all conditions to closing the Merger in such Agreement, including Parent obtaining financing to fund the Merger Consideration, will be satisfied; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. We have assumed the accuracy, in all respects material to our analysis, of the advice of counsel of the company as to all legal matters regarding the Merger. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. In each case, we have made the assumptions above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company’s shareholders in connection with the Merger. Any reference to us or our opinion in the Proxy Statement (or any other publicly available document), however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Merger, the draft Agreement or any other agreements or other matters provided for or contemplated by the draft Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company’s common stock (other than Parent and its affiliates) is fair, from a financial point of view, to the holders of the Company’s Common Stock (other than Parent and its affiliates).

Very truly yours,
/s/ ROBERT W. BAIRD & CO.
ROBERT W. BAIRD & CO. INCORPORATED

Annex D

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

SECTION 1300.   REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

(a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)   As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)   As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.   NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

(a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)   Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.   SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.   PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

(a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.   ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

(a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.   REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

(a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300,1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.   PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.   DIVIDENDS ON DISSENTING SHARES.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.   RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.   TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310.   SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS’ APPROVAL.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.   EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.   RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

(a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313.   CONVERSIONS DEEMED TO CONSTITUTE A REORGANIZATION; APPLICATION OF CHAPTER.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

REMEDYTEMP, INC.

SPECIAL MEETING OF SHAREHOLDERS

JUNE 29, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of RemedyTemp, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated June 2, 2006, and hereby appoints Greg D. Palmer and Monty A. Houdeshell, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Class A Common Stock and the Class B Common Stock, as applicable, of the undersigned at the Special Meeting of Shareholders of RemedyTemp, Inc. to be held on June 29, 2006, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof. Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF

REMEDYTEMP, INC.

June 29, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN

1.   To approve the principal terms of the Agreement and Plan of Merger by and among Koosharem Corporation, RTAcquisition Corp., and RemedyTemp, Inc., dated as of May 10, 2006, as it may be amended from time to time:

				☐	☐	☐

2.   To approve, if necessary, the adjournment of the Special Meeting of Shareholders to a later date to solicit additional proxies in favor of the approval of the principal terms of the Agreement and Plan of Merger by and among Koosharem Corporation, RT Acquisition Corp., and RemedyTemp, Inc., dated as of May 10, 2006, as it may be amended from time to time:

				☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:		Signature of Shareholder	Date:

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.